                                                                       EXHIBIT 1

                                            LAC DES ILES MINES LTD.
                                            THUNDER BAY, ONTARIO
                                            TECHNICAL REPORT



                                            PREPARED FOR
                                            NORTH AMERICAN PALLADIUM, LTD.

                                            SEPTEMBER 12, 2003
                                            9296.02





                                        [LOGO]
                                        ----------------------------------------
                                        PINCOCK ALLEN & HOLT
                                        Delivering smarter solutions

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[LOGO]                                                           www.pincock.com
--------------------------------------------------------------------------------
PINCOCK ALLEN & HOLT
Delivering smarter solutions




        LAC DES ILES MINES
        THUNDER BAY, ONTARIO
        TECHNICAL REPORT                                                  DENVER


        PREPARED FOR
        NORTH AMERICAN PALLADIUM, LTD.

                                                                     JERSEY CITY
        SEPTEMBER 12, 2003
        9296.02

        Prepared by
        Pincock, Allen & Holt

        Darrel L. Buffington, P.E.                                          LIMA
        Raul H. Borrastero
        Gerald D. Crawford, P.E.
        Robert A. Hembree
        Nelson D. King

        Reviewed by                                                     SANTIAGO
        Thomas M. McNamara




                                                                         SEATTLE


A Division of Hart Crowser
274 Union Boulevard, Suite 200
Lakewood, Colorado 80228-1835
Fax 303.987.8907
Tel 303.986.6950

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CONTENTS                                                                  Page
                                                                          ----


1.0   SUMMARY                                                              1.1

      1.1       PROJECT DESCRIPTION                                        1.1
      1.2       REGIONAL GEOLOGY                                           1.2
      1.3       DEPOSIT GEOLOGY                                            1.2
      1.4       MINERALIZATION                                             1.2
      1.5       PRODUCTION HISTORY                                         1.2
      1.6       RESOURCE ESTIMATION                                        1.3
      1.7       MINE PLANS                                                 1.4
      1.8       METALLURGY                                                 1.4
      1.9       OPERATING COSTS                                            1.5
      1.10      CAPITAL COSTS                                              1.6
      1.11      ENVIRONMENTAL ISSUES                                       1.6
      1.12      CASH FLOW                                                  1.6
      1.13      SENSITIVITIES                                              1.6
      1.14      RECOMMENDATIONS AND COMMENTS                               1.6

2.0   INTRODUCTION AND TERMS OF REFERENCE                                  2.1

      2.1       QUALIFIED PERSON AND PARTICIPATING PERSONNEL               2.1
      2.2       TERMS AND DEFINITIONS                                      2.1
      2.3       UNITS                                                      2.2
      2.4       SOURCE DOCUMENTS                                           2.2

3.0   DISCLAIMER                                                           3.1

4.0   PROPERTY DESCRIPTION AND LOCATION                                    4.1

      4.1       LOCATION                                                   4.1
      4.2       TENURE                                                     4.1
      4.3       ENVIRONMENTAL LIABILITIES                                  4.1
      4.4       STATUS OF REQUIRED PERMITS                                 4.5

5.0   ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, AND
      INFRASTRUCTURE                                                       5.1

      5.1       ACCESS                                                     5.1
      5.2       CLIMATE                                                    5.1
      5.3       LOCAL RESOURCES AND INFRASTRUCTURE                         5.1

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Pincock, Allen & Holt                                                     Page i
9296.02   September 12, 2003

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CONTENTS (CONTINUED)                                                      Page
                                                                          ----


6.0   HISTORY                                                              6.1

7.0   GEOLOGICAL SETTING                                                   7.1

      7.1      REGIONAL GEOLOGICAL SETTING                                 7.1
      7.2      PROPERTY GEOLOGY                                            7.1

8.0   DEPOSIT TYPES                                                        8.1

9.0   MINERALIZATION                                                       9.1

      9.1      ROBY ZONE                                                   9.1
      9.2      TWILIGHT ZONE                                               9.5
      9.3      OTHER MINERALIZED ZONES                                     9.5

10.0  PROJECT EXPLORATION                                                 10.1

11.0  PROJECT DRILLING                                                    11.1

12.0  SAMPLING METHODOLOGY                                                12.1

13.0  SAMPLE PREPARATION, ANALYSES AND SECURITY                           13.1

      13.1     2000 DRILLING QUALITY CONTROL PROGRAM                      13.1

14.0  DATA VERIFICATION                                                   14.1

15.0  ADJACENT PROPERTIES                                                 15.1

16.0  METALLURGY AND MINERAL PROCESSING                                   16.1

      16.1     SUMMARY OF ORE MINERALOGY AND CONCENTRATES                 16.2
      16.2     GRINDING TESTWORK                                          16.3
      16.3     FLOTATION TESTWORK                                         16.3
      16.4     2002 PILOT PLANT STUDY                                     16.5
      16.5     PREDICTED METALLURGICAL PERFORMANCE AND DESIGN             16.6
      16.6     SUMMARY AND CONCLUSIONS                                    16.7

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Pincock, Allen & Holt                                                    Page ii
9296.02   September 12, 2003

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CONTENTS (CONTINUED)                                                      Page
                                                                          ----


17.0  MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES                      17.1

      17.1      DEFINITION OF RESOURCE CATEGORIES                         17.1
      17.2      RESOURCE STATEMENT                                        17.1
                17.2.1 OTHER RESOURCE CONSTRAINTS                         17.2
      17.3      MODEL DESCRIPTION                                         17.3
      17.4      PRIMARY DATA SOURCES                                      17.3
                17.4.1 ROCK TYPES                                         17.4
                17.4.2 DENSITY                                            17.6
                17.4.3 TOPOGRAPHIC BASIS                                  17.6
      17.5      BASIC STATISTICAL REVIEW                                  17.6
                17.5.1 CUMULATIVE FREQUENCY ANALYSIS                     17.11
                17.5.2 REGRESSION ANALYSIS                               17.12
      17.6      RESOURCE ESTIMATION                                      17.12
      17.7      CLASSIFICATION CATEGORIES                                17.17
      17.8      CUTOFF GRADE SELECTION                                   17.17
      17.9      OTHER RESOURCE CONSIDERATIONS                            17.19
      17.10     BLAST HOLE RECONCILIATION                                17.19
      17.11     PAH RESOURCE CHECKS                                      17.19
      17.12     MINE PLAN AND MINEABLE RESERVES                          17.20
                17.12.1 DESIGN PARAMETERS                                17.20
                17.12.2 DILUTION                                         17.22
                17.12.3 STATEMENT OF RESERVES                            17.22

18.0  OTHER RELEVANT DATA AND INFORMATION                                 18.1

19.0  INTERPRETATION AND CONCLUSIONS                                      19.1

20.0  RECOMMENDATIONS                                                     20.1

21.0  REFERENCES                                                          21.1

22.0  ADDITIONAL REQUIREMENTS FOR PRODUCING PROPERTIES                    22.1

      22.1      MINING OPERATIONS                                         22.1
                22.1.1 OPEN PIT MINE                                      22.1
                22.1.2 UNDERGROUND MINE                                   22.2
      22.2      METALLURGY                                                22.6

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Pincock, Allen & Holt                                                   Page iii
9296.02   September 12, 2003

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CONTENTS (CONTINUED)                                                      Page
                                                                          ----


      22.3      PRODUCTION SCHEDULE                                       22.7
      22.4      RECOVERABILITY                                           22.10
      22.5      CONTRACTS / OPERATING COSTS                              22.10
      22.6      MINING COSTS                                             22.10
      22.7      MILLING COSTS                                            22.10
                22.7.1 SMELTING, REFINING AND TRANSPORTATION             22.11
      22.8      HEDGING                                                  22.11
      22.9      MARKETS                                                  22.11
                22.9.1 METAL PRICES                                      22.14
      22.10     ENVIRONMENTAL CONSIDERATIONS                             22.14
      22.11     TAXES AND ROYALTIES                                      22.14
      22.12     OPERATING AND CAPITAL COSTS                              22.15
                22.12.1 SUSTAINING CAPITAL                               22.16
      22.13     CORPORATE CASHFLOW ANALYSIS                              22.17
                22.13.1 PAYBACK PERIOD                                   22.17
                22.13.2 MINE LIFE                                        22.18

23.0  ILLUSTRATIONS                                                       23.1

24.0  CERTIFICATE OF QUALIFICATION                                        24.1


TABLES

1-1   Statement of Resources as of June 30, 2002                           1.3
1-2   Reserve Remaining as of June 30, 2003                                1.4

4-1   Current Regulatory Permit List                                       4.6

11-1  Drilling Programs                                                   11.1

16-1  Metallurgical Documents                                             16.1
16-2  Historical Metallurgical Recoveries                                 16.6
16-3  Projected Metallurgical Recoveries                                  16.7

17-1  Statement of Resources as of June 30, 2003                          17.2
17-2  June 2003 - Model Geometry                                          17.3
17-3  June 2003 - Rock Type Definitions                                   17.4
17-4  Statistical Data - Assays, Composites and Blocks                   17.11
17-5  Search Ellipse Parameters for Kriging                              17.15

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Pincock, Allen & Holt                                                    Page iv
9296.02   September 12, 2003

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CONTENTS (CONTINUED)                                                      Page
                                                                          ----


17-6  Variogram Model Parameters from Exploration Variograms             17.16
17-7  Search Ellipse Parameters for Kriging High Grade Data              17.17
17-8  Cutoff grade Computation - Open Pit and Underground                17.18
17-9  Blasthole Reconciliation (Backmarking)                             17.19
17-10 Pit Design Parameters                                              17.22
17-11 Reserves Remaining as of June 30, 2003                             17.23

22-1  Mine and Mill Production Schedule                                   22.9
22-2  Summary of Metal Prices                                            22.12
22-3  Summary of Operating Costs                                         22.15
22-4  Capital Costs - Underground Mine                                   22.16
22-5  Summary of Sustaining Capital                                      22.16
22-6  Sensitivity to Cost, Reserve and Price Change                      22.18
22-7  Consolidated Statements of Cashflows                               22.19

FIGURES

4-1   Location Map of the Lac des Iles Project                             4.2
4-2   Lease Plan of Lac des Iles Mines Ltd.                                4.3
4-3   Regional Property Holdings                                           4.4

7-1   Property Geology                                                     7.3

9-1   Roby Zone Geology                                                    9.2
9-2   Roby Zone 479 Level Plan                                             9.3
9-3   Roby Zone General Cross Section                                      9.4

10-1  Diamond Drilling Roby & Twilight Zones                              10.2

13-1  LDI Lab Calibration - Palladium Check Assays                        13.2

17-1  Drill Holes with Traces & Original Topography                       17.5
17-2  Example Plan Map Lithology                                          17.7
17-3  Example Section Lithology                                           17.8
17-4  Original Topography Map with Drilling & Pit Limit                   17.9
17-5  June 30, 2002 Topography                                           17.10
17-6  Log Palladium Variograms on Composites                             17.13
17-7  Log Palladium Variograms on Blastholes                             17.13
17-8  Ultimate Pit Plan                                                  17.21

22-1  Underground Mine Graphic                                            22.5
22-2  Process Flow Diagram                                                22.8
22-3  Historical Metals Prices for Palladium & Platinum                  22.13

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Pincock, Allen & Holt                                                    Page v
9296.02   September 12, 2003

1.0   SUMMARY

North American Palladium, Ltd. (NAP) has engaged Pincock, Allen & Holt (PAH) to prepare a Technical Report covering the Lac des Iles Mines Ltd. (LDI) operation near Thunder Bay, Ontario, to meet the requirements of Canadian National Instrument 43-101. This technical report reviews the development of the reserves, resources and economics of LDI.

The following PAH individuals have contributed to the preparation of this report:

[ ] Gerald D. Crawford, P.E., Principal Mine Engineer - Reserves, Mine Planning and Mine Operating Costs

[ ] Darrel Buffington, P.E., Manager of Environmental Services - Geotechnical and Environmental Review

[ ] Robert A. Hembree, Associate Mining Engineer - Underground Planning and Cost Review

[ ]   Raul Borrastero, Senior Geologist - Resource Review

[ ]   Nelson  King, Chief Process Engineer - Metallurgy

1.1   PROJECT DESCRIPTION

The LDI property is an operating open-pit palladium mine located in northwestern Ontario approximately 85 km north-northwest of the city of Thunder Bay. The LDI project is a wholly owned subsidiary of NAP, a federally incorporated Canadian company listed on the Toronto Stock Exchange (TSE) and American Stock Exchange
(Amex). NAP is also registered with the U.S. Securities and Exchange Commission. The project completed an expansion program in 2001 that increased the existing sulphide flotation capacity from 2,400 tonnes per day to 15,000 tonnes per day capacity. LDI produces a single bulk sulphide concentrate containing payable palladium, platinum, gold, copper and nickel with periodic cobalt and rhodium credits. Palladium accounts for 75 percent of the total revenue under current metal prices.

Mineralization was originally discovered by prospectors in 1963, and drilled by Gunnex and Anaconda from 1964 to 1966, followed by definition drilling by Boston Bay Mines and Texasgulf from 1974 to 1976. Further detailed drilling has been conducted by LDI from 1986 through June 2003, bringing the total to 294,331 meters of drilling, 9,176 meters of which have been added in the first six months of 2003. The deposit remains open at depth.

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Pincock, Allen & Holt                                                        1.1
9296.02   September 12, 2003

1.2   REGIONAL GEOLOGY

The LDI deposit is hosted in an intrusive mafic-ultramafic complex of the same name in the Superior Province of the Canadian Shield. The Archean age rocks are overlain or intruded by Proterozoic age rocks, including gabbro, diabase and shallow water sediments.

1.3   DEPOSIT GEOLOGY

The primary deposit of the LDI property is the Roby Zone, and the adjoining Twilight Zone, a complex deposit with north to south length of 950 meters, with a width in excess of 815 meters and a depth of at least 900 meters. Mineralization consists of three general types: shear, gabbronorite, and breccia. The shear ore is typically high-grade averaging 5.1 grams per tonne palladium, the gabbronorite is sulphide-poor, averaging 1.4 grams per tonne palladium, and the breccia ores exhibit an average grade of 1.3 grams per tonne palladium.

Secondary deposits in the area are under various levels of exploration by LDI; however, none have been developed to the level of a resource or reserve.

1.4   MINERALIZATION

Palladium mineralization occurs with varying levels of sulphide minerals throughout the deposit. Platinum group minerals include vysotskite, isometricite, kotulskite, sperrylite, merenskite, and a palladium arsenide. Chalcopyrite, pyrite, pyrrhotite and pentlandite are found in all ore types.

The economically significant minerals will float in a conventional sulphide flotation mill. The highest-grade mineralization is hosted in the shear ores, with lower-grade but higher tonnage mineralization in the heterolithic gabbro breccia. Lesser tonnages and lower grades are also found in the gabbronorite and gabbronorite breccia.

1.5   PRODUCTION HISTORY

No other operating mines exist in proximity to LDI, though other palladium occurrences exist within a 35 km radius. Mining commenced at LDI in late 1993. Mill production from startup to present is reported as 15.3 million tonnes. The LDI project has produced metals in concentrates of 966,457 palladium ounces, 73,767 platinum ounces, 67,707 gold ounces, 19.4 million pounds of copper and
12.2 million pounds of nickel.

Initial mining has concentrated on the higher-grade shear ores at surface. The increase in palladium prices in the late 1990s and 2000 has made the lower-grade material more economically attractive, which ultimately prompted the expansion of the mill complex.

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Pincock, Allen & Holt                                                        1.2
9296.02   September 12, 2003

1.6   RESOURCE ESTIMATION

Resources at LDI have been developed from the extensive drilling data, using geology-constrained standard kriging methods available with the GEMCOM (C) modeling and planning package. PAH has reviewed the estimation parameters and finds them to be in compliance with accepted engineering practice. PAH also notes that the current resource models have been supported by the production from the mine. Current resources as of June 30, 2003 have been published as presented in Table 1-1.


TABLE 1-1
NORTH AMERICAN PALLADIUM, LTD - LAC DES ILES PROJECT
STATEMENT OF RESOURCES AS OF JUNE 30, 2003
------------------------------------------------------------------------------------------------------
        Confidence            Tonnes    Pd     Pt     Au     Cu      Ni      Pd       Pt       Au
         Category             000 dmt   g/t    g/t    g/t    %       %     000 ozs  000 ozs  000 ozs
------------------------------------------------------------------------------------------------------
         OPEN PIT
------------------------------------------------------------------------------------------------------
Measured                      33,298    1.78   0.20   0.14   0.06    0.08   1,908    215      153
Indicated                     16,918    2.00   0.22   0.15   0.07    0.08   1,086    119       84
                             -------   -----  -----  -----  -----   -----  ------  -----    -----
MEASURED & INDICATED          50,215    1.85   0.21   0.15   0.06    0.08   2,994    334      237
Stockpiles (measured)          2,535    1.65   0.17   0.14   0.05    0.08     134     14       11
                             -------   -----  -----  -----  -----   -----  ------  -----    -----
TOTAL M&I RESOURCE            52,750    1.84   0.21   0.15   0.06    0.08   3,129    348      248
INFERRED                         110    1.49   0.17   0.11   0.06    0.07       5      1     0.39
------------------------------------------------------------------------------------------------------
        UNDERGROUND
------------------------------------------------------------------------------------------------------
Measured                           -       -      -      -      -       -       -      -        -
Indicated                      5,134    5.87   0.35   0.29   0.06    0.07     969     58       48
                             -------   -----  -----  -----  -----   -----  ------  -----    -----
TOTAL M&I RESOURCE             5,134    5.87   0.35   0.29   0.06    0.07     969     58       48
INFERRED                       7,218    5.52   0.33   0.30   0.08    0.13   1,282     77       70
------------------------------------------------------------------------------------------------------
      COMBINED OPEN PIT &
          UNDERGROUND
------------------------------------------------------------------------------------------------------
Measured                      33,298    1.78   0.20   0.14   0.06    0.08   1,908    215      153
Indicated                     22,051    2.90   0.25   0.19   0.06    0.08   2,055    177      132
                             -------   -----  -----  -----  -----   -----  ------  -----    -----
MEASURED & INDICATED          55,349    2.23   0.22   0.16   0.06    0.08   3,964    392      284
Stockpiles (measured)          2,535    1.65   0.17   0.14   0.05    0.08     134     14       11
                             -------   -----  -----  -----  -----   -----  ------  -----    -----
TOTAL M&I RESOURCE            57,884    2.20   0.22   0.16   0.06    0.08   4,098    406      295
INFERRED                       7,329    5.46   0.33   0.30   0.08    0.13   1,287     78       71
------------------------------------------------------------------------------------------------------

Notes

1.    The open pit reserves and resources were calculated at a cut-off grade of
      1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
2. The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term Palladium price of US$400 per ounce.
3. The underground reserves and resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
4. The underground reserves were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the Modified Phase IV pit design.
5. The underground resources were restricted to the Offset zone and to a 30 meter envelope around the Main High-Grade zone.

PAH notes that while historical reconciliations have been good, the LDI resources are based upon a new model incorporating the new drilling information from the years 2001, 2002, and 2003. The modeling methods applied to the most recent model are similar to the methods applied to previous models, and the reconciliation for the year 2002, after consideration of the large stockpiles, is acceptable.

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Pincock, Allen & Holt                                                        1.3
9296.02   September 12, 2003

1.7   MINE PLANS

Mine plans for the LDI property have been developed using the Lerchs-Grossman algorithm and other optimization programs within Whittle 4X(C). Proper allowances have been made to accommodate haulage and geotechnical considerations in the design, which PAH considers to meet or exceed the standards of practice for mine design. LDI reports the mineable reserve for LDI as of June 30, 2003 at an incremental cutoff grade of 1.1 g/t Pd for open pit and 3.5 g/t underground are as follows:

TABLE 1-2
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
RESERVES REMAINING AS OF JUNE 30, 2003
----------------------------------------------------------------------------------------------------------------------------------
        Confidence              Ore       Pd     Pt    Au     Cu    Ni       Pd      Pt        Au        Waste          Total
         Category          000 - tonnes   g/t    g/t   g/t    %     %     000 ozs  000 ozs   000 ozs  000 - tonnes   000 - tonnes
----------------------------------------------------------------------------------------------------------------------------------
OPEN PIT
Proven                        25,271      1.79   0.20  0.14   0.06  0.08   1,457    161        117
Probable                      11,206      2.17   0.23  0.17   0.07  0.08     781     82         60
                             -------     -----  ----- -----  ----- -----  ------  -----      -----    ------------   ------------
TOTAL PROVEN & PROBABLE       36,477      1.91   0.21  0.15   0.06  0.08   2,238    243        177       56,974         93,451
Stockpiles (measured)          2,535      1.65   0.17  0.14   0.05  0.08     134     14         11    ------------   ------------
                             -------     -----  ----- -----  ----- -----  ------  -----      -----
TOTAL OPEN PIT RESERVES       39,012      1.89   0.21  0.15   0.06  0.08   2,372    257        188
----------------------------------------------------------------------------------------------------------------------------------
UNDERGROUND
Proven                                       -      -     -      -     -       -      -          -
Probable                       4,978      5.86   0.35  0.29   0.06  0.07     938     56         46
                             -------     -----  ----- -----  ----- -----  ------  -----      -----    ------------   ------------
TOTAL PROVEN & PROBABLE        4,978      5.86   0.35  0.29   0.06  0.07     938     56         46          617          5,595
                                                                                                      ------------   ------------
TOTAL UNDERGROUND RESERVE      4,978      5.86   0.35  0.29   0.06  0.07     938     56         46
----------------------------------------------------------------------------------------------------------------------------------
    COMBINED SURFACE &
       UNDERGROUND
----------------------------------------------------------------------------------------------------------------------------------
Proven                        25,271      1.79   0.20  0.14   0.06  0.08   1,457    161        117
Probable                      16,184      3.30   0.27  0.20   0.07  0.08   1,719    138        107
                             -------     -----  ----- -----  ----- -----  ------  -----      -----    ------------   ------------
TOTAL IN-PLACE RESERVE        41,455      2.38   0.22  0.17   0.06  0.08   3,176    299        223       57,591         99,046
Stockpiles (measured)          2,535      1.65   0.17  0.14   0.05  0.08     134     14         11    ------------   ------------
                             -------     -----  ----- -----  ----- -----  ------  -----      -----
TOTAL RESERVE                 43,990      2.34   0.22  0.17   0.06  0.08   3,310    313        234
----------------------------------------------------------------------------------------------------------------------------------

Notes

1.    The open pit reserves and resources were calculated at a cut-off grade of
      1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
2. The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term Palladium price of US$400 per ounce.
3. The underground reserves and resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
4. The underground reserves were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the Modified Phase IV pit design.
5. The underground resources were restricted to the Offset zone and to a 30 metre envelope around the Main High-Grade zone.

1.8   METALLURGY

The original 2,400 tonnes per day (tpd) mill was started up in 1993 and demonstrated both concept and practice for the design of the new 15,000-tpd mill that was commissioned in the second quarter of 2001. The new mill is a conventional, yet more modern design, sulphide flotation plant that produces a bulk sulphide concentrate. The new larger mill design incorporated refinements that were to improve upon metal recoveries while reducing unit operating costs, as compared to the original mill. The new mill has not yet achieved the anticipated throughput capacity on a continuous basis nor has the targeted palladium recovery been achieved. However, on-going metallurgical investigations, flow scheme changes, improved maintenance programs, plant modifications and equipment additions and replacements have steadily improved metallurgy and plant performance since commissioning.

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Pincock, Allen & Holt                                                        1.4
9296.02   September 12, 2003

Design of the new mill was based upon a wide body of data from various testing laboratories (SGS Lakefield, AMTEL, MacPherson, MinnovEX Technologies and Process Research Associates (PRA). The new plant design and construction was conducted by AGRA Simons. Over the last one and one-half years the new mill throughput rate has averaged about 13,000 tpd and palladium recovery has averaged 75 to 76 percent, similar to the recovery achieved in the original mill. Palladium recovery in the new mill was expected to average from 80 to 83 percent of contained palladium, depending upon the ore type processed (breccia, shear, and gabbronorite). Concentrate grades and recoveries of by-product metals (platinum, gold, copper and nickel) predicted by AGRA Simons in the new mill have been, however, near to or slightly better than predictions.

The future mine plan calls for processing ores at the rate of 14,500 tpd beginning in 2004 and 15,000 tpd beginning in 2005 and beyond. Even though the new plant has only averaged 13,000 tpd throughput rate in the past, there have been periods where NAP has experienced the 15,000 tpd design throughput rate. Recent changes to the crushing and grinding circuits have indicated potential for sustaining the planned future rate. The future plan includes the concept of ultimately processing open-pit ore types at the rate of 13,000 tpd combined with high-grade shear-type ore from a new underground mining operation at the rate of 2,000 tpd. Palladium recovery in the future plan appears reasonable and is predicted to be 76 percent (similar to current levels); however, concentrate grades are anticipated to increase due to the higher-grade shear ores being processed from the underground mine. By-product metal recoveries are also predicted to be similar to current levels. SGS Lakefield is in the process of performing laboratory testing to confirm the predicted metallurgy for the future mine plan; however, PAH believes that the metallurgical predictions used in the future mine plan are reasonable to use for project evaluation based upon past mill performance and laboratory testwork.

1.9   OPERATING COSTS

During the present design life of LDI, 43.9 million tonnes of ore are scheduled for processing and 110 million tonnes of total material will be mined (including planned underground production). Note that the current mine plan presents a smaller open-pit mine, reflecting better optimization methods and lower metal prices, among other factors. LDI anticipates that combined surfaces and underground mining costs will average C$3.73 per tonne mined from 2003 to 2011.

The design life of LDI, utilizing open pit production only, is 104 million tonnes. Mining will cease in 2008 and the mill will operate on stockpiled material through 2011, with 43.9 million tonnes of ore processed, including underground production. LDI projects that open pit mining costs will average C$2.21 per tonne mined from 2003 to 2008. Commissioning of the underground mine will add a source of high-grade material to the production schedule at a direct mining cost of C$38.00 per tonne.

Mill operating costs are expected to average C$9.81 per tonne milled, with power accounting for about 35 percent of the milling cost. The ores at LDI require the use of expensive reagents in order to achieve satisfactory palladium recovery.

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

Administration costs are expected to average C$1.58 per tonne milled.

1.10  CAPITAL COSTS

Ongoing, or sustaining capital will be required over the life of the operation, extending past the 2008 open pit mine-out to cover mill and underground mine replacements. C$32.1 million will be required to maintain the mine, with the bulk of the expense devoted to mobile equipment replacements.

1.11  ENVIRONMENTAL ISSUES

A closure plan will result in a total reclamation accrual of C$7.8 million by mine closure, a value that is consistent with independently developed plans. PAH has not reviewed these plans or costs; however, the plans have been approved by the various agencies, and all permits are in place.

1.12  CASH FLOW

LDI develops its long-range cash flows based upon US$325 per ounce palladium, a price that is significantly above current market, but that is felt to be a reasonable estimate for the life of the mine. PAH has reviewed the LDI cash flow development and finds it to be materially accurate as well as consistent with industry-comparable operations. As a single mine corporation, NAP corporate costs represent a significant cost component.

1.13  SENSITIVITIES

The sensitivities for this report are developed at plus-or-minus 20 percent on operating costs, metal prices, and capital costs. The undiscounted cash flow from operations is positive for all cases. PAH notes that the cash flow from operations would be negative at current prices without a hedging position.

1.14 RECOMMENDATIONS AND COMMENTS

The LDI mine reserves and resources are designed and developed in accordance with accepted engineering practice. Within the constraints of the design basis, project engineering risks should be considered low.

PAH considers the primary project risk to be associated with long-term metals prices. Forecasting the price of palladium over the long term is unusually difficult. While production capacity for platinum group metals is growing, so is demand and a number of new uses, such as fuel cells, may shortly enter the palladium market outlook.

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PAH notes that LDI has mitigated short-term risk through a hedging program that ensures a minimum price of US$325 per ounce for 100 percent of production until June 30, 2005. LDI has sold forward 50,400 ounces through 2003 at a price of US$899 per ounce.

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2.0   INTRODUCTION AND TERMS OF REFERENCE

North American Palladium, Ltd. (NAP) engaged Pincock, Allen & Holt (PAH) to prepare a Technical Report covering the Lac des Iles Mines Ltd. (LDI) operation near Thunder Bay, Ontario, to meet the requirements of Canadian National Instrument 43-101. This report reflects the most recent resources and reserves, which are based on a model developed in June 2003. The objective of this report is to provide NAP an independent technical report that will follow existing regulations in Canada. The present report meets the requirements for Canadian National Instrument 43-101 and conforms to Form 43-101F1 for technical reports.

2.1   QUALIFIED PERSON AND PARTICIPATING PERSONNEL

PAH reviewed the LDI operation previously.

The principal author of this report is Gerald D. Crawford, a registered professional engineer in the states of Colorado, Nevada and Florida. Mr. Crawford has been involved with the project since March 2000 and been to the site five times. The bulk of the analysis of mining plans, operating costs and the economic factors built into the resource model have been reviewed directly by Mr. Crawford. As part of previous and current work, the following individuals have conducted one or more site visits and have contributed to the preparation of this report:

[ ] Gerald D. Crawford, P.E., Principal Mine Engineer, Reserves, Mine Planning and Mine Operating Costs

[ ] Darrel Buffington, P.E., Manager of Environmental Services, Geotechnical and Environmental Review

[ ]   Nelson King, Manager, Process Services

During the site visits, PAH has reviewed construction progress, mine plans, resource estimates, and has had lengthy meetings on budgets, operating costs and other salient areas for an operating mine. Additional review has been conducted by other PAH personnel:

[ ] Robert A. Hembree, Associate Mining Engineer - Underground Planning and Cost Review

[ ]   Raul Borrastero, Senior Geologist - Resource Review

2.2   TERMS AND DEFINITIONS

NAP refers to North American Palladium, Ltd. PAH refers to Pincock Allen and Holt and its representatives. The Lac des Iles Mines Ltd. Project is abbreviated to LDI, and refers to both the existing and expanded mine as well as exploration conducted in the vicinity of the mine and mill.

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Resource and Reserve definitions are as set forth in appendix 43-101CP,
"Canadian Institute of Mining, Metallurgy and Petroleum - Definitions Adopted by CIM Council, August 20, 2000."

The abbreviation of PGE refers to Platinum Group Elements, or PGM, meaning Platinum Group Metals. The PGE/PGM group refers to the elements platinum, palladium, iridium, rhodium, ruthenium, and osmium. Only palladium and platinum can be considered significant PGMs at LDI.

2.3   UNITS

PAH has reviewed all operating costs and commodity prices in terms of 2nd quarter 2003 Canadian dollars (C$), unless otherwise noted. All units are carried in metric units, also unless otherwise noted. Grades are described in terms of grams per metric tonne or in percent weight, with tonnages stated in dry metric tonnes.

Salable precious metals are described in terms of troy ounces, with base metals described in terms of pounds.

2.4   SOURCE DOCUMENTS

The source documents for this report are summarized in Section 21.

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3.0   DISCLAIMER

This report was prepared for North American Palladium, Ltd ("Company") by the independent consulting firm of Pincock, Allen & Holt ("Consultant") and is based in part on information not within the control of either the Company or Consultant. While it is believed that the information contained herein will be reliable under the conditions and subject to the limitations set forth herein, neither Company nor Consultant guarantees the accuracy thereof. The use of this report or any information contained therein shall be at the user's sole risk, regardless of any fault or negligence of Company or Consultant.

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4.0   PROPERTY DESCRIPTION AND LOCATION

4.1   LOCATION

The Lac des Iles property totaling 8,708 hectares, is located 85 kilometers north-northwest of the city of Thunder Bay, Ontario at Latitude 49o10', Longitude 89o37'. A site location map is provided in Figure 4-1.

4.2   TENURE

The LDI property is controlled by Lac des Iles Mines Ltd., a wholly-owned subsidiary of North American Palladium Ltd. The Lac des Iles Mine consists of four mining leases granted by the Ontario Government numbered 104108 to 104111 inclusive, comprising 85 mining claims covering 1,465 hectares (Figure 4-2). The leases are dated August 16, 1985 and will expire on August 31, 2006. Application can be made to renew the leases for a further 21 years. The current resources and reserves are located within the current leases as listed above and shown on Figure 4-2.

PAH notes that the land controlled by LDI is sufficient for the current operation plans. The expanded reserves currently in place will require additional leases to the southwest to allow for a larger tailings facility and waste dumps.

Including the leases, LDI controls a total of 546 units (8,708 hectares) surrounding the mine site (Figure 4-2). Leases have been applied for on an additional 26 claims (130 units totaling 2070 hectares) that are currently being brought to lease. North American Palladium owns other claims in the area that are not the subject of this report (Figure 4-3).

Sheridan Platinum Group holds a 5 percent Net Smelter Return (NSR) interest on claims that are currently being mined at the Lac des Iles Mine.

4.3   ENVIRONMENTAL LIABILITIES

Prior to development of the Lac des Iles Mine in 1993, the site area had been utilized for logging and trapping. Accordingly, no environmental impacts from pre-mining activities were identified in a Phase 1 Environmental Site Assessment conducted for NAP in July 2000 by Phoenix Inc., of Toronto, Canada.

As is typical of mining operations, current environmental liabilities associated with the project are primarily related to closure and reclamation. Final reclamation issues for the project include closure of the tailings impoundment and waste rock dump as well as addressing the mine pit area. It should be noted that current geochemical characterization of the tailings, waste rock and pit wall rock indicates the materials are relatively benign as compared to typical metal mining and processing

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                                      [MAP]




                                   FIGURE 4-1
                    LOCATION MAP OF THE LAC DES ILES PROJECT



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                                      [MAP]




                                (PAH) FIGURE 4-2



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9296.02   September 12, 2003

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                                      [MAP]




                                   FIGURE 4-3
                           REGIONAL PROPERTY HOLDINGS



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waste materials. Acid generation potential is considered to be low to negligible, as is the potential for significant metals migration.

4.4   STATUS OF REQUIRED PERMITS

The LDI mining operation is subject to both Federal and Provincial environmental regulations. The required permits address right of land use, authorization to take and discharge water, air emission permits, waste disposal permits (sanitary, solid and mining wastes) and fuel storage permits. Most of the regulatory involvement is through the Ontario Ministry of Natural Resources and Ministry of Environment. Additional regulatory oversight is provided by the Ministry of Northern Development and Mines (MNDM). Under the Ontario Mining Act, the MNDM is responsible for review and approval of mine closure planning and financial assurance bonding. A summary of the current required permits and corresponding status is attached as Table 4-1.

From PAH's review, LDI has the necessary permits to conduct the current operation. LDI's anticipated startup of underground operation is expected to require minimal permits since it will be contained within the existing operations site. LDI does not anticipate any environmental or aboriginal issues or local opposition to the development of the underground mine.

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
TABLE 4-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
CURRENT REGULATORY PERMIT LIST
--------------------------------------------------------------------------------------------------------------------------
                                  REGULATORY     EFFECTIVE
TYPE OF PERMIT                    AUTHORITY        DATE                    ACTIVITY / FACILITY
--------------------------------------------------------------------------------------------------------------------------
Aggregate Permit                  MNR            1-Aug-96     Located off Rinker Road (#18359)
--------------------------------------------------------------------------------------------------------------------------
Aggregate Permit                  MNR            1-Jun-00     Located near Roque Lake (#54996)
--------------------------------------------------------------------------------------------------------------------------
Aggregate Permit                  MNR            1-Jun-00     Located near Salmi Lake (#54996)
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-Air       MOE            8-May-01     C of A for facility air emissions sources.
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-Air       MOE            1-Oct-02     C of A for aggregate crushing equipment (while
                                                              awaiting return to service of primary crusher).
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            25-May-00    Amend C of A to construct water reservoir and spillway.
Industrial Sewage
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            21-Jun-00    Amend C of A for TMF expansion to the West.
Industrial Sewage
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            21-Sep-01    Amend C of A for new effluent treatment plant, increase
Industrial Sewage                                             annual discharge limit and harmonize the baseline
                                                              monitoring program with the expected EEM requirements.
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            14-Jun-00    Sewage treatment plant and treated water dissipation
Sewage Works                                                  field for operations camp.
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            7-Nov-00     Communal sewage disposal system at Mill site.
Sewage Works
--------------------------------------------------------------------------------------------------------------------------
Certificate of Approval-          MOE            22-Aug-00    Potable water treatment system for operations camp.
Water Works                                                   (no longer required as of 15-Jan-03)
--------------------------------------------------------------------------------------------------------------------------
Clearance Letter                  DFO            Aug-01       Clearance letter to drain Walter bog.
--------------------------------------------------------------------------------------------------------------------------
Closure Plan Amendment            MNDM           6-Jun-01     Update Plan (Feb-01) to reflect the expanded operation and provide additional Financial Assurance for closure costs.
--------------------------------------------------------------------------------------------------------------------------
Fuel Storage Facility             TSSA           30-Mar-01    TSSA inspected the completed installation and issued an
                                                              Inspection Report. The fuel storage facility has been
                                                              located within the catchment of the mill site sump.
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            13-Mar-00    ETI facility.
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            1-Jan-01     LDI Guest Camp
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            1-Nov-01     TMF expansion beyond current leased claims. The TMF will be situated entirely on leased claims after the leases are
                                                              expanded. (Expected 2003)
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            1-Jan-02     Operations camp and parking area.
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            1-Jan-02     LDI Transmission line corridor.
--------------------------------------------------------------------------------------------------------------------------
Land Use Permit                   MNR            1-Sep-02     Lac des Iles pumphouse
--------------------------------------------------------------------------------------------------------------------------
Permit to Take Water              MOE            13-Dec-01    Construct a channel to dewater Walter bog.
--------------------------------------------------------------------------------------------------------------------------
Permit to Take Water              MOE            14-Dec-01    Increase withdrawal from open pit to 29,995 cubic meters
                                                              per day.
--------------------------------------------------------------------------------------------------------------------------
Permit to Take Water              MOE            18-Jan-02    Increase withdrawal from Lac des Iles to 35,000 cubic
                                                              meters per day.
--------------------------------------------------------------------------------------------------------------------------
Work Permit                       MNR            3-Jul-01     2001 - 2002 TMF construction
--------------------------------------------------------------------------------------------------------------------------
Work Permit                       MNR            5-Oct-01     Construction of a channel to drain Walter Bog
--------------------------------------------------------------------------------------------------------------------------
Work Permit                       MNR            3-Jul-02     2002 - 2003 TMF construction
--------------------------------------------------------------------------------------------------------------------------
Work Permit                       MNR            22-Aug-02    LDI site access road - construction / realignment
--------------------------------------------------------------------------------------------------------------------------
Work Permit                       MNR            12-Mar-03    2003 - 2004 TMF construction
--------------------------------------------------------------------------------------------------------------------------

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5.0   ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, AND INFRASTRUCTURE

5.1   ACCESS

The property is accessible from Thunder Bay by the secondary all-weather provincial paved highway #527 and then 15 kilometres of all-weather gravel road to the mine site. The mine site is at an elevation of 490 meters above sea level and is characterized by low, rolling hills, numerous lakes and bogs. The area is thickly forested with fir, pine, birch on the well-drained soils and alders in the low areas.

5.2   CLIMATE

The climate is characterized by winters with temperatures between -10oC to -25oC and summer temperatures between 10oC and 25oC. The average snowfall is 25 centimeters and the total annual precipitation is 73 centimeters. Only rarely are conditions severe enough to halt mine operations. Mill operations are not exposed to the weather. Current production schedules allow for 15 days of weather-related shutdown in the mine.

5.3   LOCAL RESOURCES AND INFRASTRUCTURE

The nearest major city, Thunder Bay, has a population of 115,000 and is serviced by regularly scheduled air service. The city is on the transcontinental rail system and the port is accessible to ocean going vessels via the St. Lawrence Seaway. Infrastructure services required by LDI are readily available.

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6.0   HISTORY

Prospectors made the original discovery of PGE-bearing copper-nickel mineralization in 1963 in gabbroic rocks south of the lake. Since the 1960s, several different mining companies, Anaconda in 1963-1966, Texas Gulf in 1975 and the Ontario Geological Survey in the 1980s, have mapped the Lac des Iles complex. The first resource evaluation was conducted in the mid-1970s after drilling by Boston Bay Mines and Texas Gulf outlined the Roby Zone.

Madeleine Mines, Ltd. attempted to put the project into production in 1990-91 but was forced to discontinue operations due to permitting problems. The Kaiser-Francis Oil Company injected capital into the company in 1991. The environmental problems were resolved in late 1991 with an agreement with the Government of Ontario to reapply for operating permits. Madeleine Mines, Ltd. was reorganized in 1992 and the name was changed to North American Palladium, Ltd. in 1993. Production recommenced in 1993. In 1994, the company bought the Sheridan Platinum Group direct interests in the mine for a combination of cash, shares and a retained 3 percent NSR increasing to 5 percent NSR as of January 1, 2001. Since commencement of production on December 1, 1993, total ore milled through June 30, 2003 has been 15.3 million tonnes producing 966,457 troy ounces of palladium. To date, 81.3 million tonnes of ore and waste have been mined.

Although 20,500 meters of drilling were completed between 1995 and 1998, the first major drill program (51,800 meters) was conducted during 1999, and in August 1999 a resource of 38.8 million tonnes grading 2.4 g/t palladium, 0.21 g/t platinum, 0.21 g/t gold, 0.075 percent copper and 0.092 percent nickel (with a cutoff of 1.37 g/t palladium) was reported by G.F. Raymond. In May 2000, the measured and indicated resource was reported to be 94.1 million tonnes grading
1.66 g/t palladium, 0.18 g/t platinum, 0.14 g/t gold, 0.062 percent copper and
0.053 percent nickel at a cutoff of 0.7 g/t palladium. (AGRA Simons
Feasibility).

Current measured and indicated resources (June 30, 2003) are estimated at 57.9 million tonnes at a grade of 2.20 g/t palladium, 0.22 g/t platinum, 0.16 g/t gold, 0.06 percent copper and 0.08 percent nickel, based on a cutoff of 1.1 g/t palladium for open pit and a cutoff at 3.5 g/t palladium for the underground. Reserves have been lowered as a result of lower commodity prices, mine production, and improved optimization of the mine design.

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7.0   GEOLOGICAL SETTING

7.1   REGIONAL GEOLOGICAL SETTING

The Lac des Iles area is underlain by Archean age rocks of the Superior Province that are overlain or intruded by Proterozoic age rocks of the Southern Province, including gabbro, diabase and shallow water sediments (refer to Figure 4-3). The Superior Province rocks include granites, basaltic to rhyolitic volcanic belts, gneisses and metasedimentary rocks. The Southern Province consists of a blanket of sedimentary rocks extensively intruded by gabbroic magma.

Platinum group element (PGE)-bearing mafic and ultramafic intrusions occur throughout northwestern Ontario usually associated with the Archean greenstone belts, and along major structural zones at the boundaries of the geological provinces. The mafic to ultramafic intrusions in the Lac des Iles area have been intruded into older gneissic granitoid rocks.

Platinum group elements are also found in the Port Coldwell mafic igneous complex 150 kilometers east of Lac des Iles. There are at least seven other mafic to ultramafic intrusions within 25 kilometers of Lac des Iles, five of which are known to host PGE mineralization. NAP has claims staked on several of these occurrences.

7.2   PROPERTY GEOLOGY

The 30 square kilometer Lac des Iles complex consists of ultramafic intrusions centered on the lake itself and two gabbroic intrusions immediately south of the lake (Figure 7-1). The ultramafics consist of interlayered dunite, peridotite and pyroxenite of varying compositions. Exploration, including geophysical surveys, prospecting, and trenching on LDI properties around the lake has identified several PGE occurrences in the ultramafics.

The gabbro intrusives south of the lake consist of the South Lac de Iles hornblende gabbro that does not contain significant platinum group values and to the north of it, the Mine Block Intrusion that hosts the PGE mineralization currently being mined. The composition of the intrusion ranges from anorthosite to pyroxenite, and from gabbronorite to melanogabbro including magnetite rich gabbros. Textures include fine to medium grained, equigranular, porphyritic, vari-textured units, pegmatitic and heterolithic gabbro breccia. The last three units are associated with mineralization.

Removal of the overburden south and east of the Roby Pit has confirmed that the breccias are more widespread than previously thought and are important hosts to the mineralization. In the heterolithic gabbro breccia, fragments that range from a few centimeters to tens of meters in size are representative of the lithologies in the mine. Texturally, it can vary from subangular fragments with little matrix to subrounded fragments and 90 percent matrix.

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The currently defined resource area includes the Roby and Twilight Zones that are spatially separated at surface by the barren East Gabbro and are included in the current pit design. Other mineralized zones on the mine property have been explored but do not currently carry a resource estimate.

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Pincock, Allen & Holt                                                        7.2
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                                      [MAP]




                                   FIGURE 7-1
                                PROPERTY GEOLOGY



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8.0   DEPOSIT TYPES

The Lac des Iles palladium deposit is different from most of the other PGE deposits currently being exploited, such as the reef style mineralization in the Stillwater and Bushveld layered complexes, or PGE's associated with the copper-nickel ore found at Sudbury. The Lac des Iles Complex has been compared to the Mesozoic Alaskan Zoned Ultramafics (Macdonald 1988) based on geological similarities such as association with hornblende-rich ultramafics and variation in rock types thought to be due to multiple magma injection.

Early workers (Dunning 1979) considered the sulphides that occurred as intercumulus blebs to be a magmatic phase forming from sulphides in the gabbro magma and later slightly metamorphosed. Redistribution of the sulphide may be related to the emplacement of pegmatitic gabbro and it has also been suggested that the pegmatitic gabbro dikes represent feeder zones that channeled the volatile-rich fluids.

Sutcliffe, in Macdonald 1988, suggested that the mineralized zone resulted from the following sequence of events, "intrusion of the gabbro, gabbro-norite, emplacement of the eastern gabbro into the chamber above the gabbronorite resulting in magma mixing and segregation of a magmatic sulphide phase, development of a pegmatitic gabbro phase with an increase of fluid pressure resulting in the intrusion of pegmatitic dikes leading to development of discordant intrusion breccia zones which redistribute sulphide mineralization formed earlier."

Current thinking, (Lavigne & Michaud, 2001) is that the deposit is a magmatic breccia, a diatreme and that the breccia matrix was enriched in Pd, Pt, Au, Cu, and Ni. All mineralizing events occurred within the magma chamber. The metal rich magma exsolved a high temperature fluid that acted as a catalyst for mineral growth along its path thru the crystal mush, thus creating varitextured and pegmatitic rock, as well as redistributing metals. The eventual collapse and cooling of these fluids led to the widespread silicate alterations and redistribution of metals.

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9.0   MINERALIZATION

9.1   ROBY ZONE

The Roby Zone (Figure 9-1) is a complex deposit that extends 950 meters north to south and is in excess of 800 meters wide at its widest point, including the Twilight Zone, and is still open at depth below the deepest intercept to date at 900 meters. The zone is truncated by an inclined fault at depths ranging from 300 to 700 m., with a displacement to the west. The Roby Zone above the fault is referred to as the "Main Roby Zone," and that below the fault is the "Offset Roby Zone." Figure 9-2 is a level map illustrating the grade distribution and Figure 9-3 is a general cross section illustrating vertical variation. The mineralization occurs as three distinct "ore" types: High Grade (formerly "shear") (also called pyroxenite), North Roby (formerly gabbronorite), and Breccia.

Chalcopyrite, pyrite, pyrrhotite and pentlandite are common in all ore types. The platinum group minerals include vysotskite, isometricite, kotulskite, sperrylite, merenskite, and a palladium arsenide.

The High Grade Ore refers to the high-grade zone that contains greater than 1.7 grams palladium per tonne (g/t Pd) and occurs in the pyroxenite near surface, but at depth it occurs on the footwall of the pyroxenite and extends into the gabbronorite and heterolithic breccias. The pyroxenite is in sharp contact with the barren East Gabbro that forms the hanging wall to the central portion of the Roby Zone. The Main high-grade zone exhibits excellent continuity along strike (400 meters) and has been intersected to a depth of 900 meters vertically. Grade and thickness (10-40 meters) is such that underground mining appears to be an option at depths below an economic pit. Sulphide content ranges from 1 to 3 percent, with local concentrations to 10 percent. The dominant sulphides are pyrrhotite, chalcopyrite, and pentlandite. Average grade of the High Grade Ore is 5.1 g/t Pd with a range of 0.0 to 56 g/t Pd over an average width of 17 meters.

At the north end of the Roby Zone, the North Roby Ore is hosted by gabbronorite, vari-textured gabbro and minor breccia. This sulphide-poor zone has been subjected to close-spaced drilling, as the mineralization is often not visually identified. The zone is 20-40 meters thick and has a strike length of 200 meters. Typical sulphide content is less than 0.25 percent. Average grade is 1.4 g/t Pd with a range of 0.0 to 40 g/t Pd.

The Breccia ore occurs adjacent to the High Grade ore and is a complex mix of various rock fragments and textures that makes up the bulk of the economic mineralization. All of the various rock types, clinopyroxenite, gabbronorite, norite, gabbro, and anorthosite, occur as discontinuous masses and are in fact part of a large-scale breccia complex. The east boundary is defined by the pyroxenite while the western boundary is subvertical and is defined by an assay boundary within gabbronorite and heterolithic gabbro breccia. The most definitive lithological control to the mineralization is the presence of heterolithic gabbro breccia. The Breccia ore contains up to 5 percent chalcopyrite, pentlandite, pyrrhotite and pyrite as fine disseminations throughout and coarse interstitial blebs. Average grade is 1.3 g/t Pd with a range of 0.0 to 36 g/t Pd.

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Pincock, Allen & Holt                                                        9.1
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                                      [MAP]




                                   FIGURE 9-1
                                ROBY ZONE GEOLOGY



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                                      [MAP]




                                   FIGURE 9-2
                            ROBY ZONE 479 LEVEL PLAN



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Pincock, Allen & Holt                                                        9.3
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                                      [MAP]




                                   FIGURE 9-3
                         ROBY ZONE GENERAL CROSS SECTION



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9.2   TWILIGHT ZONE

The Twilight Zone is located east of the central part of the Roby zone, and is separated from it by the barren East Gabbro. The mineralization is recognized as a distinct ore type hosted by gabbronorite breccia that is less heterolithic than the main mass of breccia, contains no pegmatitic or vari-textured gabbro and less than 1 percent sulphides. The resource in the Twilight Zone is included in the mineral resources as stated.

9.3   OTHER MINERALIZED ZONES

The Moore Zone is located south of the Roby Zone and is not included in the current resource. Drilling has limited the size and grade potential of the zone.

The Baker Zone is located 1.0 kilometer east of the Roby Zone and has been tested by surface sampling over a 100-meter width and 200-meter length. A 15-meter channel sample returned 4.3 g/t Pd. Previous diamond drilling has tested the zone over a 250-meter strike length and to a maximum depth of 200 meters. LDI geological staff has indicated that the zone contains an inferred resource of 3.5 million tonnes grading 1.1 g/t Pd. Exploration in 1998-1999 delineated a corridor of anomalous PGE values linking the Baker Zone to the Twilight Zone. In 2000 additional mapping, trenching and sampling was conducted.

During the 1999 exploration season a total of fifteen discoveries were made in the Lac des Iles area. The highest-grade showing, the Creek Zone, located 2.0 kilometres northeast of the mine, returned 23.0 g/t palladium and 1.56 g/t platinum from a low-sulphide zone similar to the North Roby Zone. Additional mapping was performed in 2000.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                        9.5
9296.02   September 12, 2003

10.0  PROJECT EXPLORATION

The property has been mapped by several companies since the 1960s as outlined in
Section 6.0, History. The first detailed mapping of the Roby Zone was conducted by LDI during the period 1992-1994. During this period the eastern part of the zone was stripped of overburden, then mapped and sampled. This program continued in 1995 over the South Roby area.

In 1998 the area between the south pit and the main pit was stripped, mapped and channel sampled. In 1999 this program was expanded to the area east of the Roby pit and resulted in the discovery of the mineralized Twilight Zone.

A major core drilling program was conducted in 1999, the results of which formed the basis for proceeding with the 1999 feasibility study on the development of a larger-sized open-pit operation. Drilling conducted in 2000 was again focused on expanding the resource of the Roby Zone for potential open pit mining. The exceptions to this were six deep holes drilled early in the year. Drilling in 2001 concentrated on extending the Main High Grade Zone to depth, which led to the discovery of the Offset High Grade Zone. Drilling in 2002 was intent on increasing the level of confidence in the Main High Grade Zone to measured and indicated before proceeding with a feasibility study on an underground mining operation. Drilling in 2003 has focused on discovering new near surface mineralization.

The current drilling in the mine area is presented in Figure 10-1.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       10.1
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 10-1
                              DIAMOND DRILLING ROBY
                                & TWILIGHT ZONES



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       10.2
9296.02   September 12, 2003

11.0  PROJECT DRILLING

The property has been subjected to numerous drill campaigns since the early 1970s as discussed in Section 6.0 History. Table 11-1 shows the drilling that has been included in the database used in the estimation of the Mineral Resources.

TABLE 11-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
DRILLING PROGRAMS
------------------------------------------------------------------------------------------------------------------
                                                                                   HOLES IN
YEAR                  DRILL HOLE                    OPERATOR           TYPE        DATABASE      LENGTH (METERS)
------------------------------------------------------------------------------------------------------------------
1970's        P001 to P114                         Boston Bay         Core AQ         111            17,822
------------------------------------------------------------------------------------------------------------------
1986          86-01 to 86-26                    Madeleine Mines       Core BQ           9             1,893
------------------------------------------------------------------------------------------------------------------
1987          87-37, 87-47                      Madeleine Mines       Core BQ           2               176
------------------------------------------------------------------------------------------------------------------
1992          92-01 to 92-22                          LDI             Core BQ          22             1,177
------------------------------------------------------------------------------------------------------------------
1995          95-01 to 95-57                          LDI             Core BQ          56             7,802
------------------------------------------------------------------------------------------------------------------
1997          97-01 to 97-19                          LDI             Core BQ          19             4,243
------------------------------------------------------------------------------------------------------------------
1998          98-01 to 98-53                          LDI             Core BQ          35             5,166
------------------------------------------------------------------------------------------------------------------
1998          EXP 01 to EXP 141                       LDI            Percussion       108             3,272
------------------------------------------------------------------------------------------------------------------
1999          99-05 to 99-192                         LDI             Core NQ         175            51,389
------------------------------------------------------------------------------------------------------------------
1999          EXP 99001 to EXP 99093                  LDI            Percussion        75             2,294
------------------------------------------------------------------------------------------------------------------
2000          00-01 to 00-234                         LDI             Core NQ         232           114,479
------------------------------------------------------------------------------------------------------------------
2001          01-001 to 01-086                        LDI             Core NQ          36            26,399
------------------------------------------------------------------------------------------------------------------
              extensions of: 00-009, 00-126,
2001          00-127, 00-149, 00-150, 00-204,         LDI             Core NQ           9             2,221
              00-205, 00-206, 00-251
------------------------------------------------------------------------------------------------------------------
2002          02-001 to 02-094                        LDI             Core NQ          81            46,549
------------------------------------------------------------------------------------------------------------------
2002          extension of: 01-149W                   LDI             Core NQ           1               323
------------------------------------------------------------------------------------------------------------------
2003          03-001 to 03-027                        LDI             Core NQ          23             8,783
------------------------------------------------------------------------------------------------------------------
2003          extension of: 01-079                    LDI             Core NQ           1               393
------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                 995           294,381
------------------------------------------------------------------------------------------------------------------

From May 1997 to May 2001, Matawin Mineral Exploration Inc., under contract to LDI, has managed the exploration and drilling programs on the property. In May of 2001, LDI established its own metals exploration division. All hole collars have been surveyed using known mine stations. Since 1995 all holes have been surveyed downhole either with a Tropari instrument or the Reflex Maxibor, a non-magnetic light log method. Core recovery is excellent throughout the deposit and is reported to average close to 100 percent.

Chibougamau Diamond Drilling has been the drill contractor since 1999. The drillers deliver the core daily to the core logging facilities in a secure wooden building where the geologists measure and photograph the core, then take RQD measurements and specific gravity samples every 30 meters. The core is then logged and marked for sampling. The drilling procedures, core handling and logging are in conformance with accepted industry standards using accepted industry practices.

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Pincock, Allen & Holt                                                       11.1
9296.02   September 12, 2003

12.0  SAMPLING METHODOLOGY

Site sampling methods follow a typical metal exploration protocol. The geologist marks the core for sampling. The entire hole is split using a hydraulic core splitter on a 3-meter sample interval except for the high-grade shear zone that was sampled in 1.5-meter intervals for drilling done in 1999-2001, and 1.0 metre for drilling completed in 2002-2003. Lithology and geological contacts occasionally necessitate smaller sample intervals. One-half the core is sent for assay with the remainder stored on racks on site. The sampling procedures are performed according to accepted industry standards using accepted industry practices.

The channel samples were collected from sawn blocks, 3 x 8 x 20 centimeters on 1.5- x 1.5-meter or 1.5- x 3.0- meter grids. Paint and tags on the outcrop are used to mark locations.

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Pincock, Allen & Holt                                                       12.1
9296.02   September 12, 2003

13.0  SAMPLE PREPARATION, ANALYSES AND SECURITY

Previous to 1998, assays were carried out at a variety of labs including the LDI mine site lab, XRAL in Quebec, ALS Chemex in Vancouver, Accurassay in Thunder Bay and Barringer in Toronto. In 1998 most of the samples went to Accurassay with only a few holes to the mine lab. In 1999 Accurassay was the primary lab, with the mine lab and ALS Chemex performing checks. ALS Chemex was the primary lab used in 2000 and 2001with one in 20 samples checked at Accurassay and the mine assay lab. Accurassay was the primary lab in 2002-2003, with check assays carried out by Lakefield & Chemex. ALS Chemex sample prep is done in the Thunder Bay facility and assayed in Vancouver. In addition to the commercial lab's standards and blanks, LDI inserts two palladium standards and one base metal standard at a rate of one standard for each 40 samples. Blanks are inserted at every 20th sample. One of two available Palladium standards are inserted at every 30th sample.

Assays performed at the mine were done as a total nickel assay using hydrofluoric acid. AGRA Simons discussed this method and the adjustment of these assays in the database in their Feasibility Study.

ALS Chemex uses standard fire-assay procedures to produce a precious metal bead and analyzes the bead by Atomic Absorption (AA) for gold, platinum and palladium content. Copper and nickel are determined by nitric acid digestion and analysis by atomic absorption spectrometry.

PAH has no reason to believe that the assays are biased in any way. All assaying follows accepted industry standards using accepted industry practices at recognized laboratories and is supported by extensive reconciliation data. PAH notes that as a producing operation with sales records and recorded income, no unusual security measures are warranted.

13.1  2002 DRILLING QUALITY CONTROL PROGRAM

LDI enhanced the quality control procedures in place during the 2002 drilling program, the results of which reduced the proportion of inferred material and added new tonnages to the operation. The new protocol included coarse reject check samples at three independent labs and the inclusion of sample standards and blanks to the primary independent lab.

The results showed a strong correlation (R-squared coefficient of 0.97, where a coefficient of 1 is perfect agreement), with no conditional bias evident. The LDI lab compares quite favorably to the Chemex lab, as shown in Figure 13-1.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       13.1
9296.02   September 12, 2003

FIGURE 13-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
AUGUST 2003 TECHNICAL REPORT
LDI LAB CALIBRATION - PALLADIUM CHECK ASSAYS
--------------------------------------------------------------------------------








                                     [CHART]








--------------------------------------------------------------------------------

The correlation at the lower grades (i.e. 0.10 g/t Pd) is apparently poor; however, this grade of material is near the detection limits and is prone to considerable "noise." Furthermore, 0.10 g/t Pd is well below grades of economic importance to the project.

LDI also employed coarse reject standards developed by Lakefield research. These were sent to the various labs as blind blanks, which typically came back at grades lower than that of the standard, indicating a possibly conservative tendency from the outside labs.

Based on the above observation, PAH considers the LDI data set to have been developed and maintained according to standard industry practice.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       13.2
9296.02   September 12, 2003

14.0  DATA VERIFICATION

AGRA Simons conducted substantial checks on the database for the Feasibility Study (May 2000) that included over 93,400 meters of drilling in 419 diamond drill holes and 183 percussion holes. The percussion holes are confined to the North Roby Zone and were used in grade calculations, but not in the classification of ore reserves.

AGRA Simons checked 10 percent of the assay and geological database for accuracy. In the original 43-101 filing for NAP, PAH checked five holes selected at random containing 250 assays, and agrees with AGRA Simons that the database used in construction of the geological and resource model meets industry standards.

AGRA Simons made a number of adjustments to the database. Unsurveyed drill holes from earlier drill campaigns were corrected by using data derived from surveyed holes and in addition, the corrected holes were clipped at depth to prevent excessive errors.

Several adjustments were made to the assay database to compensate for differences in assay protocol. AGRA Simons compared the various check assays and concluded that the accuracy and precision of the results are within accepted industry standards. In some old data, where assay results were reported as total platinum + palladium, AGRA Simons compared grade distributions and used various statistical methods to calculate a separate palladium and platinum assay. (PAH notes the area covered with these assays has been largely mined out.) Some of the nickel assays were assayed for total nickel as opposed to sulphide-nickel. AGRA Simons used existing check-assays to reduce the total nickel assays downward to make them comparable to sulphide-nickel assays which more accurately reflect recoverable nickel. PAH agrees with the methodology used in arriving at the palladium and nickel assays used in the database.

PAH reviewed the data handling procedures used by AGRA Simons in the original technical report and found that they conformed to accepted engineering practice. PAH is of the opinion that the database has been prepared according to accepted industry standards using accepted industry practices and that the work completed has been both thorough and as accurate as possible given the available data. PAH did not update the verification for this report, due to the extensive reconciliation history on the property.

The current database contains 812 diamond drill holes and 183 percussion holes totaling 294,381 meters. In 2003 PAH conducted additional checks on the updated resource estimate generated internally by the LDI staff as discussed below in
Section 17.0.

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Pincock, Allen & Holt                                                       14.1
9296.02   September 12, 2003

15.0  ADJACENT PROPERTIES

There are no significant resources on adjacent properties controlled by other companies. LDI controls a number of properties in the exploration stage around the main Lac des Iles Igneous Complex as shown in Figure 4-3. With the current palladium prices, a number of smaller companies have commenced exploration in the area, but no economically significant finds have been identified to-date.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       15.1
9296.02   September 12, 2003

16.0  METALLURGY AND MINERAL PROCESSING

Process development test work for the existing Lac des Iles project dates from 1992. For the 2001expansion project, test work was initiated in 1998 at Lakefield Research (Lakefield) and continued up through January 2000 at Process Research Associates (PRA). During May and June 2002, Lakefield also conducted pilot plant studies at the mine site to investigate the potential benefits of finer grinding. Table 16-1 lists the metallurgical documents reviewed by PAH in this report. This section reviews the various stages of metallurgical testing for the project to date.

TABLE 16-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
METALLURGICAL DOCUMENTS
--------------------------------------------------------------------------------
      1. Lakefield, "The Recovery of Copper, Nickel and PG Metals," Progress Report No. 1, June 17, 1992. [Original test work]
--------------------------------------------------------------------------------
      2. Lakefield, "A Review of Laboratory Testing on the Lac des Iles Ore," June 10, 1998.
--------------------------------------------------------------------------------
      3. Lakefield, "Mineralogical Investigation of Metallurgical Products from Shear, Gabbronorite, and Breccia Ores, The Lac des Iles Property," August 1, 1998.
--------------------------------------------------------------------------------
      4.    Lakefield, "An Investigation of the Plant Operations," August 11,
            1998.
--------------------------------------------------------------------------------
      5.    Lakefield, "The Recovery of Palladium and Insols," May 20, 1999.
--------------------------------------------------------------------------------
      6.    AMTEL, "Quantification of Palladium in Silicates," May 26, 1999.
--------------------------------------------------------------------------------
      7. AMTEL, "Grade Recovery Optimization for North American Palladium's Lac des Iles Concentrator," July 2, 1999.
--------------------------------------------------------------------------------
      8.    AMTEL, "Quantification of Palladium in Pyrite," August 6, 1999.
--------------------------------------------------------------------------------
      9. MacPherson, "Proposed Grinding System for the Lac des Iles Mine based on Small Scale Tests," August 9, 1999.
--------------------------------------------------------------------------------
      10. MinnovEX Technologies, "Column Flotation Pilot Plant Testing on Palladium Cleaning at Lac des Iles," August 31, 1999.
--------------------------------------------------------------------------------
      11. Process Research Associates, "Metallurgical Testwork & Flotation of Lac des Iles Breccia Ore, Phase I," September 10, 1999.
--------------------------------------------------------------------------------
      12. Process Research Associates, "Interim Report 2 on Lac des Iles Flotation Variability Study," December 2, 1999 (2 Volumes).
--------------------------------------------------------------------------------
      13. SGS Lakefield Limited, "Pilot Plant Studies at Lac des Iles Mine", October 4, 2002, Executive Summary.
--------------------------------------------------------------------------------


Metallurgical test work has been conducted by five commercial testing laboratories as listed below:

[ ] Lakefield (flotation recovery, mineralogical investigation and pilot plant; 1992-2002);

[ ] AMTEL (palladium quantifications in silicates and pyrite, and grade recovery optimization; 1999);

[ ]   MacPherson (grinding test; 1999);

[ ]   MinnovEX Technologies (column flotation pilot plant test; 1999); and

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.1
9296.02   September 12, 2003

[ ]   PRA (grinding and flotation recovery; 1999-2000)

The flow sheet for the new mill was based primarily on the PRA test work conducted in September 1999 and December 1999 and technical data from the old milling operation at Lac des Iles. Other test work for the new mill included the grinding work by MacPherson and PRA, and column flotation by MinnovEX. Section 22 includes a flow sheet of the mill.

The test work for the new mill was performed on three ore types identified as:
(1) breccia, (2) shear, and (3) gabbronorite. Of these, the breccia comprised over 80 percent of the total ore to be processed for the 2000 Feasibility Study. Accordingly, the metallurgical tests focused on the flow sheet development using breccia ores. The pilot plant testing in 2002 focused on investigations to improve the new mill's metallurgical performance.

Lakefield is performing laboratory testwork on samples of the high-grade shear ore that will be processed from the future underground mining operation. That ore is expected to respond similarly to the shear ore currently being processed from the open pit mining operation and previously tested except that the high-grade ore is anticipated to produce higher-grade concentrates.

16.1  SUMMARY OF ORE MINERALOGY AND CONCENTRATES

A summary report prepared by Lakefield for the 2000 Feasibility Study identified the ore mineralogy: (1) the principal palladium mineral is vysotkite ([Pd,Ni,Pt]S) with lesser amounts of kotulskite ([Pd(Te,Bi)1-2], and braggite ([Pt,Pd,Ni]S), (2) some free gold is present, (3) copper occurs as chalcopyrite, covellite and chalcocite, and (4) nickel was present as sulphides of pentlandite, violarite, and millerite.

A report prepared by Lakefield in 1992 was to: (1) identify palladium, platinum, gold, copper and nickel-bearing minerals in the 3rd cleaner concentrates; (2) determine major gangue minerals in concentrates, and (3) assess the causes of precious metal losses in the scavenger tailings. Economic sulphide minerals in concentrates were generally found to be liberated particles. The PGE-gold minerals in the shear and gabbronorite concentrates are similar with vysotskite as the PGE mineral with some native gold present. The PGE typically occur as liberated grains and as either mutual intergrowths or intergrowths with base metal sulphides. The copper-nickel-cobalt sulphides in all concentrates were comprised of: (1) chalcopyrite as the predominant copper-bearing mineral, (2) pentlandite and millerite as the major nickel minerals, and (3) linneaite-siegenite as the principal cobalt-bearing mineral. Non-liberated valuable minerals in concentrates were: (1) medium to coarse grained intergrowths with silicates, and (2) fine to very fine grained inclusions locked in silicates indicating regrinding for their liberation during cleaning, especially in the shear zone. The liberated silicate minerals in the concentrates are predominantly amphibole, chlorite and talc. The losses of sulphide minerals in the final tailings were due almost exclusively to fine to very fine-grained inclusions in silicates.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.2
9296.02   September 12, 2003

A study prepared by AMTEL in 1999 identified that silicates and pyrites constitute the two major dilutants of the final concentrate carrying palladium, primarily in the form of palladium mineral inclusions and attachments. Therefore, production of a high-grade chalcopyrite/ pentlandite rougher concentrate was recommended followed by a low-grade rougher/scavenger concentrate to recover pyrite and the palladium-bearing silicate binaries for regrinding and multi-stage cleaning.

16.2  GRINDING TEST WORK

Small-scale grinding testwork was conducted by MacPherson in 1999. Four breccia ore samples were tested on a small-scale grindability program (18-inch mill) to determine: (1) MacPherson autogenous mill work index; (2) Bond ball mill work index, and (3) Bond rod mill work index. The Bond rod mill and ball mill grindability tests were performed at Lakefield, and the MacPherson autogenous grindability was performed at Hazen. MacPherson grindability tests resulted in a gross energy consumption of 13.9 kwh per tonne on the "design sample." The rod mill work index for three samples ranged from 16.0 to 18.6, and the ball mill work index ranged from 17.8 to 21.4 kwh per tonne.

PRA also examined the grinding characteristics of the ore types in its December 2, 1999 study. The study determined: (1) the Bond index for breccia ores ranged from 17.7 to 21.5 kwh per tonne; (2) the Bond index for shear ores averaged 18 kwh per tonne; and (3) the Bond index for gabbronorite ores averaged 21.9 kwh per tonne.

16.3  FLOTATION TEST WORK

MinnovEX Technologies performed column flotation pilot plant testing on palladium cleaning at Lac des Iles in 1999. The test work examined the use of column flotation cells for cleaning using an on-site portable column pilot plant at Lac des Iles having 10-cm cells and 59-liter cells, with the objective of improving the final concentrate grade. Two series of tests were run: (1) one using first cleaner concentrate, and (2) the final concentrate. The tests showed that using column flotation cells improved the final concentrate grade and recommended a two-stage series column circuit yielding an upgrading ratio of 1.5.

PRA completed two phases of metallurgical flotation test work of Lac des Iles breccia ore in 1999. The Phase 1 metallurgical test work included:

[ ]   batch rougher flotation,

[ ]   batch cleaner flotation, and

[ ]   locked cycle tests.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.3
9296.02   September 12, 2003

Test work concluded:

[ ] the palladium is finely disseminated in sulphides associated to various extents with gangue materials;

[ ] grinding produces four types of particles - flotable sulphides and fines, gangue-occluded values and talc or barren slimes with the talc and/or barren slimes entrained in froth thereby tending to dilute the metal grades in concentrate;

[ ] pentlandite (nickel) is rich in palladium but floats rather slowly along with the nearly barren iron sulphides;

[ ] grade-recovery curves were developed for palladium, nickel, platinum, gold and copper;

[ ] at K80 = 75 microns, a 2-minute rougher recovers less than 2 percent of the mass and up to 77 percent of the palladium - with 30 or 60 minutes of scavenging, another 8 percent or 20 percent of the mass is recovered; and

[ ] cycle tests confirmed the results of the batch tests of fine grinding and talc control using CMC.

As a follow-up to PRA's Phase I report, additional testing was performed as a Phase 2 on a number of different ore samples to characterize their behavior in flow sheet development - samples included two breccia-ore samples, shear ore, C-zone ore, and gabbronorite ore. Results of the test work were: (1) breccia ores will consistently produce a cleaner product of at least 200 grams per tonne palladium at 80 percent recovery; (2) the other ores tested exhibited better characteristics than the breccia ore samples, (3) the primary grind at K80 of 74 microns yielded good flotation results, (4) the platinum and gold values closely follow the palladium response, (5) the increase in palladium in the tailings with increasing head grades is almost exclusively due to shear ores, (6) test results indicate that blending of different ore types would probably lead to a high predictable plant performance, (7) the addition of solid CMC after primary grinding was beneficial, and (8) overall performance was best at K80 of 74 microns with addition of 750 grams per tonne of solid CMC followed by 2 minutes of rougher flotation; single-stage cleaning of the reground rougher produces a high-grade product, and rougher cleaner tails are combined with the 30-minute scavenger concentrate for separate regrind and cleaning achieving an 80- percent recovery.

After the 2000 Feasibility Study was complete, PRA completed an Interim Report 3 on Flotation of Lac des Iles Low-Grade Ores. Low-grade ores were tested to examine the effect of using solid CMC for talc rejection versus the 2 percent aqueous solution now being used in the final cleaners. The solid CMC gave better talc rejection from an average of 0.15 percent to 0.07 percent, but the mean palladium recovery also dropped from 79.4 percent to 74.5 percent. Additionally, five new, low-grade ore samples were tested to confirm previous test work regarding rougher-scavenger recovery and concentrate grades that showed a rougher-scavenger recovery of 90 percent was achievable with ore grades between
0.77 and 1.46 grams per tonne palladium and low cleaner concentrate

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.4
9296.02   September 12, 2003
grades below 180 grams per tonne. Whereas, in the previous test work on low-grade ores, the test work achieved an 80 percent recovery with over 70 percent of the samples exceeding 180 grams per tonne palladium.

16.4  2002 PILOT PLANT STUDY

Lakefield conducted some forty pilot plant runs on-site at the new mill between May 27 and June 30, 2002. The objective of the program was to explore the potential benefits, in terms of palladium recovery to final concentrate and finer grinding of the rougher feed stream. In addition, the program was also to provide information on the optimum amount of concentrate regrinding, extension of cleaning, the potential for acid addition to flotation and size-by-size palladium recovery characteristics of the OK-130 tank flotation cells in the new mill.

The pilot plant was run in parallel to the main mill circuit to directly compare mill results with pilot plant results. The pilot plant runs determined that finer grinding of the rougher feed stream (from the standard grind of 80 percent passing 72 microns down to a size of 80 percent passing 32 microns) resulted in a potential improvement of 7.8 percent palladium recovery with no anticipated reduction in final concentrate grade. This information was extrapolated to mean that for every 10 microns in size reduction an improvement in palladium recovery of 1.75 percent is expected. Despite the finer grind, there will still be the need for concentrate regrinding to 80% passing 17 to 20 microns in order to maintain recoveries and concentrate grades. Separately, Metso Minerals (grinding mill suppliers) estimated the number of Vertimill grinding mills (the type of regrind mills in the new mill facility) that would be required to achieve various plant recoveries if additional grinding was implemented.

Pilot test results also indicated that extra cleaner flotation retention time might improve recoveries by about 1 percent, however, Lakefield indicated that more work in this area is required to confirm this assumption.

Acid flotation tests indicated that the acid tended to slow down palladium flotation rates, but also markedly reduced the amount of material reporting to the rougher/scavenger concentrate. This benefit to the plant may prove valuable but more work is required to determine the overall impact.

Size-by-size palladium analyses were conducted on the scavenger flotation tailings stream and revealed that the OK-130 tank cells in the new mill recovered as much or more palladium from size fractions above 10 microns than did the pilot plant flotation cells, however, recovery in the minus 10-micron size fractions in the mill cells was substantially poorer. Improved palladium recovery in the new mill might be realized if this condition can be resolved.

Since the pilot plant operation, NAP has initiated finer grinding prior to rougher flotation using the spare capacity available in the Vertimill grinding mills. NAP metallurgical staff believe that the additional grinding is showing some improvement in palladium recovery per the Lakefield prediction.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.5
9296.02   September 12, 2003

16.5  PREDICTED METALLURGICAL PERFORMANCE AND DESIGN

The metallurgical tests performed prior to the commissioning of the new mill served as the basis for the metallurgical performance and design of the new plant. Plant throughput rates, concentrate grades, and metal recoveries at Lac des Iles from 1998 through the 2nd Quarter of 2003 are summarized in Table 16-2. The table shows that there was an annual average palladium recovery to concentrate of about 77 percent in the old mill and that the new mill is now achieving recoveries at about that same level. The PRA test work for the new mill determined that a higher palladium recovery and concentrate grade could be attained by: (1) grinding finer than was done in the old plant, to 80 percent minus 74 microns, and (2) increasing the rougher scavenger flotation retention time in the new mill to 60 minutes.

TABLE 16-2
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
HISTORICAL METALLURGICAL RECOVERIES
---------------------------------------------------------------------------------------
Parameter                           1998     1999    2000   2001 (1)   2002  2003 (2)
---------------------------------------------------------------------------------------
Mill Feed Tonnes (average tpd)      2350     2450    2450    7300     13300   13000

Mill Feed Grade (gpt Pd)             3.9      2.9     4.5     2.2       1.9     2.0

Metal Recoveries (%)
        Palladium                   77.7     75.2      74    67.5      73.8    76.8
        Platinum                    69.9     68.6    68.8    58.4      65.9    69.4
        Gold                        69.6     70.6      68    68.1      72.6    75.6
        Copper                      76.3     75.3    75.1    76.9      82.9    85.2
        Nickel                      45.2     44.8    46.4    31.1      32.3    38.1

Concentrate Grade (gpt Pd)           240      195     210     175       250     240
---------------------------------------------------------------------------------------
Notes:
(1) New Mill commissioned in 2nd Quarter 2001
(2) Year-to-date data through June 2003
---------------------------------------------------------------------------------------

Table 16-3 shows the AGRA-Simons predicted metallurgical performance from the 2000 Feasibility Study for 2001and for 2002 and beyond. The predicted recoveries were based on concentrate grade-recovery curves of the different ore types in the PRA reports. Based on a set palladium concentrate grade for each ore type (see Table 16-3), the predicted palladium recovery was determined from the concentrate grade-recovery curves. During 2002 and 2003, the mill feed has consisted of about 77 percent breccia ores, 14 percent shear ores, and 9 percent gabbronorite ores, similar to the initial predictions.

AGRA Simons reduced the predicted recoveries in 2001 by 3 percent for each metal to allow for problems during the startup period; however, as can be seen in Table 16-3, the recoveries during the ramp up period in 2001 were well below predictions.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.6
9296.02   September 12, 2003

TABLE 16-3
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
PROJECTED METALLURGICAL RECOVERIES
--------------------------------------------------------------------------------
Parameter                          Breccia         Shear          Gabbronorite
Palladium Recovery, %                   83            80                    80
Concentrate Grade Palladium            150           350                   250
--------------------------------------------------------------------------------
                        By-Products Recovered to Concentrate, %
--------------------------------------------------------------------------------
Platinum                                73            76                    75
Gold                                    77            76                    76
Copper                                  86            85                    85
Nickel                                  32            26                    29
--------------------------------------------------------------------------------

16.6  SUMMARY AND CONCLUSIONS

In PAH's opinion, the metallurgical testwork completed for the LDI project has been well-executed by reputable, industry-recognized laboratories; however, to-date the new mill has had problems obtaining the desired throughput rates and predicted recoveries on a continuous basis. Test programs are on-going and being planned by Lakefield, under the direction of NAP metallurgical staff, in order to determine the optimum plant flow schemes and equipment usage.

Since start up of the new mill, NAP had to replace the primary crusher, include secondary crushing of ore on a continuous basis by a contractor to reduce the feed size to the SAG mill, and replace the pebble crusher, all in order to improve mill availability and increase plant throughput rate. Improvements in plant availability and throughput rates have been realized because of these changes. Obtaining average monthly throughput rates greater than the 2003 budget of 14,250 tpd has been achieved in several months over the past several years; however, it has been a struggle. The initial design rate and now long-term target average of 15,000 tpd to be achieved by 2005 is still in question.

Per the results of the 2002 pilot plant operation, NAP initiated finer grinding of the rougher flotation feed by utilizing two of the Vertimill grinding mills. This impact of finer grinding is still under review, however, appears to show that improved metal recoveries might be realized. Since early 2002, NAP has also been using a portion of the old mill's flotation circuit as additional cleaner flotation capacity to improve recoveries and concentrate grades. The exact amount of additional cleaner flotation capacity and the optimum cleaner flotation flow scheme required for the new plant is still being reviewed. Even though palladium recoveries have been lower than planned, the concentrate grades and by-product metal recoveries over the last one and one-half years have been near to or slightly better than the initial predictions.

The future mine plan predictions for metal recoveries (palladium at 76 percent) and concentrate grades (260 to 290 gpt Palladium) for the processing of the underground ore with open pit ore appear reasonable based upon the earlier testwork on similar type shear ore and the historical mill performance. However, the testwork being performed by Lakefield on the underground ore is needed to confirm the projections.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       16.7
9296.02   September 12, 2003

17.0  MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

The resource and reserve estimate for LDI was developed by the staff of NAP, with the following individuals contributing:

[ ]   Chris Turek, P.Eng. - Mine Superintendent

[ ]   Douglas Kim, P. Geo. - Manager, Technical Services

The individuals preparing the estimate are employees of NAP, and have no relationship to the reviewing qualified person.

The model was developed following the general approach initially used by AGRA Simons in the development of the Feasibility Study resource model and in the PAH May 2001 Technical Report. PAH received an updated model in July 2003 including the drilling results obtained in 2001-2003, and reviewed the model for compliance with accepted engineering practice.

17.1  DEFINITION OF RESOURCE CATEGORIES

The resource and reserve model developed by NAP conforms to the definitions set forth in National Instrument 43-101, which classifies the resource into measured, indicated and inferred confidence categories. The present definitions used within the LDI resource model are essentially unchanged from the method applied in the previous PAH Independent Technical Report of May 2001. The standards applied by LDI conform to the definitions adopted by the Canadian Institute of Mining, Metallurgy and Petroleum - Definitions Adopted by CIM Council August 20, 2000.

17.2  RESOURCE STATEMENT

NAP reports the resources at LDI as follows:

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.1
9296.02   September 12, 2003

TABLE 17-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
AUGUST 2003 TECHNICAL REPORT
STATEMENT OF RESOURCES AS OF JUNE 30, 2003
---------------------------------------------------------------------------------------------------------
        Confidence           Tonnes    Pd     Pt      Au     Cu      Ni       Pd        Pt         Au
         Category            000 dmt   g/t    g/t     g/t    %       %     000 ozs   000 ozs    000 ozs
---------------------------------------------------------------------------------------------------------
         OPEN PIT
---------------------------------------------------------------------------------------------------------
Measured                      33,298   1.78   0.20    0.14   0.06    0.08   1,908      215        153
Indicated                     16,918   2.00   0.22    0.15   0.07    0.08   1,086      119         84
                             -------  -----  -----   -----  -----   -----  ------     ----      -----
MEASURED & INDICATED          50,215   1.85   0.21    0.15   0.06    0.08   2,994      334        237
Stockpiles (measured)          2,535   1.65   0.17    0.14   0.05    0.08     134       14         11
                             -------  -----  -----   -----  -----   -----  ------     ----      -----
TOTAL M&I RESOURCE            52,750   1.84   0.21    0.15   0.06    0.08   3,129      348        248
INFERRED                         110   1.49   0.17    0.11   0.06    0.07       5        1       0.39
---------------------------------------------------------------------------------------------------------
        UNDERGROUND
---------------------------------------------------------------------------------------------------------
Measured                           -      -      -       -      -       -       -        -          -
Indicated                      5,134   5.87   0.35    0.29   0.06    0.07     969       58         48
                             -------  -----  -----   -----  -----   -----  ------     ----      -----
TOTAL M&I RESOURCE             5,134   5.87   0.35    0.29   0.06    0.07     969       58         48
INFERRED                       7,218   5.52   0.33    0.30   0.08    0.13   1,282       77         70
---------------------------------------------------------------------------------------------------------
     COMBINED OPEN PIT &
        UNDERGROUND
---------------------------------------------------------------------------------------------------------
Measured                      33,298   1.78   0.20    0.14   0.06    0.08   1,908      215        153
Indicated                     22,051   2.90   0.25    0.19   0.06    0.08   2,055      177        132
                             -------  -----  -----   -----  -----   -----  ------     ----      -----
MEASURED & INDICATED          55,349   2.23   0.22    0.16   0.06    0.08   3,964      392        284
Stockpiles (measured)          2,535   1.65   0.17    0.14   0.05    0.08     134       14         11
                             -------  -----  -----   -----  -----   -----  ------     ----      -----
TOTAL M&I RESOURCE            57,884   2.20   0.22    0.16   0.06    0.08   4,098      406        295
INFERRED                       7,329   5.46   0.33    0.30   0.08    0.13   1,287       78         71
---------------------------------------------------------------------------------------------------------

Notes
1.    The open pit reserves and resources were calculated at a cut-off grade of
      1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
2. The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term Palladium price of US$400 per ounce.
3. The underground reserves and resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
4. The underground reserves were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the Modified Phase IV pit design.
5. The underground resources were restricted to the Offset zone and to a 30 meter envelope around the Main High-Grade zone.

This resource estimate is current as of June 30, 2003 and reflects the advancing pit situation and corresponding depletion of the reserves due to the on-going mining. The cutoff grade used in the resource statement reflects the current life-of-mine estimated costs of mining and milling, in conjunction with smelting and transportation costs consistent with current contracts. The metal ounces listed in Table 17-1 are on a contained basis without adjustment for process or smelting recoveries.

17.2.1 OTHER RESOURCE CONSTRAINTS

LDI is a well-established operation at this time, and appears to enjoy favorable relations in the surrounding area. PAH is not aware of any possible adverse or unusual restrictions on mining resulting from legal or title issues, taxation, socio-economic or other issues.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.2
9296.02   September 12, 2003

The larger tailings impoundment will not require that LDI seek any modifications to their existing permits.

At this writing, no constraints are known on the marketing aspects of the property. The present concentrate marketing agreements are directed to Inco and Falconbridge, which have some capacity restrictions. These limitations do not appear to affect concentrate shipments under the current production schedule.

17.3  MODEL DESCRIPTION

The 2003 resource model is based on 15 x 15 x 8 meter blocks, which is consistent with the large-scale mining equipment on site. NAP has further refined the larger blocks to account for higher-resolution geological features by the use of "block percentages" under GEMCOM (C) Software, a method, which, in effect, creates small subset blocks only when required by the geology.

Table 17-2 presents a summary of the LDI model parameters:

TABLE 17-2
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
TECHNICAL REPORT
JUNE 2003 - MODEL GEOMETRY
--------------------------------------------------------------------------------
PARAMETER           UNITS            ROWS           COLUMNS          BENCHES
Block Count           #              145              145              133
Dimension             m               15               15                8
--------------------------------------------------------------------------------
Model Width           m              2,175.0
Model Length          m              2,175.0
Model Height          m              1,064.0
================================================================================
--------------------------------------------------------------------------------
MODEL ORIGIN        UNITS            NORTH            EAST           ELEVATION
--------------------------------------------------------------------------------
Coordinates           m              30,760.0       31,240.0           561.0
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
ROTATION            degrees          19             CCW from due east
Alignment           degrees          N71E         ------------------------------
--------------------------------------------------------------------------------
                                                    RESOURCE.XLS!PARMS

17.4  PRIMARY DATA SOURCES

The Lac des Iles resource was developed from a database consisting of 995 drillholes containing a total of 99,258 samples. The current drilling database consists of a total of 294,381meters of drilling, 84,668 meters of which has been added since the previous Technical Report of May 2001. A plot of the existing drillholes and the corresponding traces are presented as Figure 17-1.

The drilling program has been laid out to nominal 30-meter spacing with a 34-meter distance between holes along the section line. Angle holes have been drilled at a variety of orientations. The bulk of the drilling was conducted using diamond drilling rigs, using primarily BQ (1.433 inch / 36.4 mm) and NQ (1.875 inch / 47.6 mm) core sizes. A minor amount of drilling has been conducted with percussion drilling.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.3
9296.02   September 12, 2003

17.4.1 ROCK TYPES

LDI has developed a lithology model based on the results of core logging transformed into wireframe models. The wireframe models are a high-resolution representation of the rock units, requiring that the relatively large model blocks (15 x 15 x 8) be subdivided using the GEMCOM "percentage" capability. Table 17-3 presents the rock types as presently defined.

TABLE 17-3
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
TECHNICAL REPORT
JUNE 2003 - ROCK TYPE DEFINITIONS
-------------------------------------------------------------------------------------------------
                               Tested     Model
Unit Description       Rock    Density    Density    Comments
                       Code    t/cu.m     t/cu.m
-------------------------------------------------------------------------------------------------
Air (LDI)              1       0.00       0.00
Shear                  3       2.92       2.88       Highest Grade unit, narrow and vein-like
Pyroxinite             4       2.92       2.88       Associated with the shear ore
Gabbronorite           5       2.87       2.88       Minor Mineralization
Heterolithic Gabbro    6       2.88       2.88       Largest tonnage of mineralized material
Gabbronorite Breccia   7       2.91       2.88       Old Twilight Zone
East Gabbro            8       2.91       2.88       Barren
Dykes                  9       2.90       2.88       Barren
Undiff. Waste          10      2.88       2.88       Undefined Rock unit, assumed barren
Offset Shear Zone      13      2.92       2.88       Shear Zone - Offset at depth
-------------------------------------------------------------------------------------------------
                                                               RESOURCE.XLS!PARMS

These rock types are effectively unchanged from the previous resource estimates except for the addition of the offset zone. Figure 17-2 provides a plan view of the rock codes and deposit geology as provided to PAH, while Figure 17-3 provides a view in section.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.4
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-1
                             DRILL HOLES WITH TRACES
                              & ORIGINAL TOPOGRAPHY



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.5
9296.02   September 12, 2003

17.4.2 DENSITY

The rock at LDI is, for the most part, extremely hard, massive and dense. Average densities by rock type were presented in Table 17-3. LDI has elected to use a constant density of 2.88 throughout the deposit. PAH would normally prefer that the densities be rock type specific, or possibly even interpolated; however, there is not a statistically significant difference in any of the units identified at LDI.

PAH notes that the shear ore zone unit is the most valuable per tonne, and is actually slightly denser than the assumed 2.88, hence the result is conservative. The waste density of 2.88 is taken from the source of the highest quantity of waste, the heterolithic gabbro, and is also acceptable.

17.4.3 TOPOGRAPHIC BASIS

The resource model for LDI is developed from original topography (Figure 17-4), which is common practice at the modeling stage and is required for model calibration against historical production. The LDI project is an active mine, therefore the topographic surface is under constant change. LDI selected the June 30, 2003 pit status (Figure 17-5) as the starting point for the resource statement. Note that there are higher elevations in Figure 17-5 than Figure 17-4 due to the accumulation of stockpiles and waste dumps from mining activity.

17.5   BASIC STATISTICAL REVIEW

PAH conducted a review of the LDI model from a number of different approaches, some of which are intended to confirm LDI analyses, and others which are independent checks of the model versus alternate data. PAH performed the following reviews of the LDI model and data sets:

[ ] Basic Statistics - verify basic statistics for assays, composites and blocks

[ ]   Cumulative Frequency checks - check all metals for population consistency

[ ]   Regression of palladium to other metals

The basic statistics of the deposit, such as average metal grades for all blocks, largely determine the characteristics of the deposit model. PAH generated the data for assays composites and block values as a check. The results are presented in Table 17-4.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.6
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-2
                           EXAMPLE PLAN MAP LITHOLOGY
                        Plan Map of Level 100 (Toe 473.0)



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.7
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-3
                            EXAMPLE SECTION LITHOLOGY
                                Section on Row 45



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.8
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-4
                             ORIGINAL TOPOGRAPHY MAP
                            WITH DRILLING & PIT LIMIT



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       17.9
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-5
                            JUNE 30, 2003 TOPOGRAPHY



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.10
9296.02   September 12, 2003

TABLE 17-4
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
AUGUST 2003 TECHNICAL REPORT
STATISTICAL DATA - ASSAYS, COMPOSITES AND BLOCKS
-----------------------------------------------------------------------------------------
Metal        Units    Count     Min.     Max.      Mean    Variance   Std.Dev     C.o.V
-----------------------------------------------------------------------------------------
ASSAY DATA
-----------------------------------------------------------------------------------------
Pd            g/t     74,554   0.001    73.950    0.998     4.947      2.224      2.228
Pt            g/t     71,688   0.001     4.350    0.124     0.025      0.158      1.275
Au            g/t     64,075   0.001    11.620    0.090     0.030      0.172      1.907
Cu            %       84,847   0.001     5.352    0.037     0.004      0.068      1.843
Ni            %       84,957   0.001     6.816    0.035     0.004      0.065      1.853
-----------------------------------------------------------------------------------------
COMPOSITES - 3 METER
-----------------------------------------------------------------------------------------
Pd            g/t     72,042   0.001    52.274    0.863     3.093      1.758      2.037
Pt            g/t     58,534   0.001     2.570    0.117     0.018      0.134      1.151
Au            g/t     49,830   0.001     7.788    0.086     0.020      0.141      1.636
Cu            %       70,069   0.001     4.252    0.035     0.002      0.051      1.329
Ni            %       70,009   0.001     3.437    0.033     0.001      0.040      1.233
-----------------------------------------------------------------------------------------
BLOCKS
-----------------------------------------------------------------------------------------
Pd            g/t    119,862   0.001    15.710    0.858     1.516      1.231      1.434
Pt            g/t    118,162   0.001     1.075    0.101     0.008      0.089      0.884
Au            g/t    117,696   0.001     1.491    0.069     0.006      0.083      1.196
Cu            %      119,585   0.001     0.549    0.036     0.001      0.030      0.829
Ni            %      119,586   0.001     0.362    0.036     0.001      0.026      0.712
-----------------------------------------------------------------------------------------
1. STATISTICAL DATA ANALYSED AT A ZERO CUTOFF GRADE.              RESOURCE.XLS!STATS
2. C.O.V. IS THE COEFFICIENT OF VARIATION.

The mean grades (at a zero cutoff grade) for assays, composites and blocks should ideally be the same regardless of the source of data. In practice, the data points for the assays and composites are not randomly distributed (i.e. are not perfectly "declusterized"), and as a result downward drift in the average grade is usually present in blocks as compared to assays or composites. This is a common occurrence and is the case at LDI in palladium and platinum. PAH finds no significant problems in the statistical data.

17.5.1 CUMULATIVE FREQUENCY ANALYSIS

PAH examined the distribution of grades within the composited data sets using cumulative-frequency analysis. While the analysis indicated the existence of separate populations, these issues are resolved with the geological model. PAH did not detect any significant issues within the analysis that would compromise the estimation methods used by NAP.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.11
9296.02   September 12, 2003

17.5.2 REGRESSION ANALYSIS

Regression analysis examines the relationships between the various metals, which in turn provides a check on both the reliability of the original data, the interpretation of the model parameters, and has a significant impact on grade control practices.

The correlation coefficients and scatter plots behave as would be expected, with palladium and platinum correlating well. There are several linear structures in the correlation between palladium and platinum, which are an artifact of old, drilling; original assay results relied on a combined platinum group metals value that was subsequently factored into palladium and platinum. LDI has conducted tests on these combined data and has found that the majority of these holes, along with a substantial quantity of the affected resource, have already been extracted by mining.

The correlation of palladium with gold, copper and nickel is relatively poor based on the composite data, but a number of missing data samples may be artificially skewing the regressions and creating a lower correlation than is truly the case. The correlations between metals do not suggest any problems with the LDI resource estimates.

       VARIOGRAMS

NAP has developed experimental variograms for each of the elements, by rock type and by direction. The large data set from the composited exploration drilling has provided particularly clean variograms (an example is attached as Figure 17-6). The exploration variograms are supported by the results from the blast hole variograms (example attached as Figure 17-7). Note that the overall structure of the two variograms are similar, despite considerable differences in sample sizes (5-cm solid core versus 16-cm diameter drill cuttings and sample spacing). PAH considers the variography on the project to be quite reliable.

The variograms are interpreted as having two structures, one relatively short range of 20 to 30 meters, with a second longer range of 100 to 200 meters. The second structure in the shear and pyroxinite zones are relatively modest as a percentage of the total variance, however, in the other zones, the second structure can account for over half of the variance. Random variance, or nugget effect accounts for about 20 to 40 percent of the deposit variance, which is relatively low and allows a higher confidence in the grade estimation.

17.6   RESOURCE ESTIMATION

NAP conducted extensive analysis of the spatial distribution of the drilling, and used the results of the analysis to establish the parameters for resource estimation. NAP elected to use ordinary kriging for the interpolation of composite grades into block grades. Kriging was restricted by rock type according to the following controls (Table 17-5).

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.12
9296.02   September 12, 2003

               FIGURE 17-6 LOG PALLADIUM VARIOGRAMS ON COMPOSITES

        ----------------------------------------------------------------













        ----------------------------------------------------------------



               FIGURE 17-7 LOG PALLADIUM VARIOGRAMS ON BLASTHOLES

        ----------------------------------------------------------------













        ----------------------------------------------------------------

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.13
9296.02   September 12, 2003

Ordinary Kriging


[ ]   Maximum composites from one hole to estimate block = 4

[ ]   Minimum composites required for grade estimation = 2

[ ]   Maximum number of composites used to estimate block = 12

[ ]   Negative weighting allowed

Search ellipsoids were set at distances less than the range of the second structure of the variograms, with a mixture of both spherical and ellipsoidal shapes. Minor differences in the modeling parameters occurred above and below the 201elevation for the shear and pyroxinite zones. The search parameters employed are attached as Table 17-5, while the variogram models used are described in Table 17-6.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.14
9296.02   September 12, 2003

TABLE 17-5
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SEARCH ELLIPSE PARAMETERS FOR KRIGING
--------------------------------------------------------------------------------------------
  Metal        Search    Distance                    X-Axis                 Z-Axis
   by             X         Y         Z        Azimuth     Dip        Azimuth        Dip
  Rock         meters     meters    meters     degrees   degrees      degrees      degrees
--------------------------------------------------------------------------------------------
SHEAR ZONE
--------------------------------------------------------------------------------------------
   Pd           80.0       80.0      20.0       143.0     -58.0        346.0        -30.0
   Pt           80.0       80.0      20.0       143.0     -58.0        346.0        -30.0
   Au           80.0       80.0      20.0        70.0     -80.0        340.0          0.0
   Cu           80.0       80.0      20.0       143.0     -58.0        346.0        -30.0
   Ni           80.0       80.0      20.0       143.0     -58.0        143.0        -30.0
--------------------------------------------------------------------------------------------
GABBRONORITE
--------------------------------------------------------------------------------------------
   Pd           75.0       75.0      30.0       111.0     -60.0         21.0          0.0
   Pt           75.0       75.0      30.0       111.0     -60.0         21.0          0.0
   Au           75.0       75.0      30.0       111.0     -60.0         21.0          0.0
   Cu           75.0       75.0      30.0       111.0     -60.0         21.0          0.0
   Ni           75.0       75.0      30.0       111.0     -60.0         21.0          0.0
--------------------------------------------------------------------------------------------
GABBRONORITE BRECCIA
--------------------------------------------------------------------------------------------
   Pd           80.0       80.0      80.0        90.0       0.0        360.0          0.0
   Pt           80.0       80.0      80.0        90.0       0.0        360.0          0.0
   Au           80.0       80.0      80.0        90.0       0.0        360.0          0.0
   Cu           80.0       80.0      80.0        90.0       0.0        360.0          0.0
   Ni           80.0       80.0      80.0        90.0       0.0        360.0          0.0
--------------------------------------------------------------------------------------------
HETEROLITHIC GABBRO
--------------------------------------------------------------------------------------------
   Pd           80.0       80.0      60.0        90.0       0.0        360.0          0.0
   Pt           80.0       80.0      60.0        90.0       0.0        360.0          0.0
   Au           80.0       80.0      60.0        90.0       0.0        360.0          0.0
   Cu           80.0       80.0      60.0        90.0       0.0        360.0          0.0
   Ni           80.0       80.0      60.0        90.0       0.0        360.0          0.0
--------------------------------------------------------------------------------------------
PYROXINITE
--------------------------------------------------------------------------------------------
   Pd           80.0       80.0      30.0       143.0     -58.0        346.0        -30.0
   Pt           80.0       80.0      30.0       143.0     -58.0        346.0        -30.0
   Au           80.0       80.0      30.0        70.0     -80.0        340.0          0.0
   Cu           80.0       80.0      30.0       143.0     -58.0        346.0        -30.0
   Ni           80.0       80.0      30.0       143.0     -58.0        346.0        -30.0
--------------------------------------------------------------------------------------------
                                                              RESOURCE.XLS!KRIG

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.15
9296.02   September 12, 2003

TABLE 17-6
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
VARIOGRAM MODEL PARAMETERS FROM EXPLORATION VARIOGRAMS
---------------------------------------------------------------------------------------------------------
  Metal          Nugget     1st Sill   2nd Sill         X-Axis            Y-Axis              Z-Axis
   by              C0          C1         C2         R1        R2      R1        R2        R1        R2
  Rock           gamma        gamma     gamma        m         m       m         m         m         m
---------------------------------------------------------------------------------------------------------
SHEAR ZONE / OFFSET ZONE
---------------------------------------------------------------------------------------------------------
   Pd             0.13        0.80      0.07        25.0      83.0    25.0      177.0     10.0      20.0
   Pt             0.12        0.76      0.12        26.0      74.0    31.0       98.0     10.0      20.0
   Au             0.29        0.55      0.16        53.0      67.0    25.0       99.0     10.0      20.0
   Cu             0.11        0.62      0.27        28.0     105.0    20.0       70.0     10.0      20.0
   Ni             0.17        0.54      0.29        40.0      85.0    28.0      200.0     10.0      20.0
---------------------------------------------------------------------------------------------------------
GABBRONORITE
---------------------------------------------------------------------------------------------------------
   Pd             0.15        0.46      0.39        28.0     160.0    28.0      160.0     10.0      25.0
   Pt             0.15        0.65      0.20        20.0     100.0    27.0      105.0     10.0      25.0
   Au             0.27        0.46      0.27        23.0     160.0    28.0      145.0     10.0      25.0
   Cu             0.16        0.44      0.40        40.0     150.0    25.0      130.0     10.0      25.0
   Ni             0.10        0.38      0.52        37.0     160.0    23.0      220.0     10.0      25.0
---------------------------------------------------------------------------------------------------------
GABBRONORITE BRECCIA
---------------------------------------------------------------------------------------------------------
   Pd             0.04        0.46      0.50        36.0     245.0    38.0      130.0    116.0     150.0
   Pt             0.04        0.46      0.50        36.0     245.0    38.0      130.0    116.0     150.0
   Au             0.04        0.46      0.50        36.0     245.0    38.0      130.0    116.0     150.0
   Cu             0.05        0.54      0.41        44.0     215.0    36.0       92.0     94.0     180.0
   Ni             0.05        0.54      0.41        44.0     215.0    36.0       92.0     94.0     180.0
---------------------------------------------------------------------------------------------------------
HETEROLITHIC GABBRO
---------------------------------------------------------------------------------------------------------
Pd                0.14        0.48      0.39        28.0     250.0    35.0      250.0     57.0     200.0
Pt                0.06        0.54      0.40        36.0     250.0    32.0      250.0     53.0     140.0
Au                0.27        0.57      0.16        74.0     190.0    35.0      250.0     48.0     150.0
Cu                0.17        0.52      0.30        60.0     250.0    37.0      250.0     76.0     250.0
Ni                0.11        0.51      0.38        37.0     250.0    33.0      250.0     58.0     140.0
---------------------------------------------------------------------------------------------------------
PYROXINITE
---------------------------------------------------------------------------------------------------------
Pd                0.13        0.80      0.07        25.0      83.0    25.0      177.0     10.0      20.0
Pt                0.13        0.80      0.07        25.0      83.0    25.0      177.0     10.0      20.0
Au                0.13        0.80      0.07        25.0      83.0    25.0      177.0     10.0      20.0
Cu                0.11        0.62      0.27        28.0     105.0    20.0       70.0     10.0      20.0
Ni                0.11        0.62      0.27        28.0     105.0    20.0       70.0     10.0      20.0
---------------------------------------------------------------------------------------------------------
                                                                  RESOURCE.XLS!VARIOS

While not as prone to the effects of spurious high-grade samples as most precious metals deposits, LDI does have high-grade samples that must be controlled to prevent over-extension. These samples were distance-restricted based upon a grade cutoff which varies by rock type. Table 17-7 summarizes the parameters. PAH believes that the kriging parameters selected are appropriate for the given data sets.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.16
9296.02   September 12, 2003

TABLE 17-7
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SEARCH ELLIPSE PARAMETERS FOR KRIGING HIGH GRADE DATA
--------------------------------------------------------------------------
                                   Search Distance              Pd Grade
Rock Type                  X Axis      Y Axis      Z Axis        for HG
                           meters      meters      meters          g/t
--------------------------------------------------------------------------
SHEAR ZONE
--------------------------------------------------------------------------
    Shear/Offset            20.0        20.0        10.0          22.0
    Gabbronorite            20.0        20.0        10.0          18.0
Gabbronorite Breccia        20.0        20.0        10.0          10.0
Heterolithic Gabbro         12.0        12.0         6.0          10.0
     Pyroxinite             20.0        20.0        10.0          10.0
--------------------------------------------------------------------------
                                                RESOURCE.XLS!CAP

17.7  CLASSIFICATION CATEGORIES

LDI bases its definition of measured, indicated and inferred resources on the distance to the nearest composites and the number of samples used to estimate a block. Blocks within a distance of 15 meters to the nearest composite are considered "measured," while blocks 30 meters from the nearest composite are termed "indicated" resources. Inferred material is defined as material greater than 30 meters but less than 80 meters distant. Distances for the definitions of the resource categories have been selected based upon the experimental variograms from the exploration data and blastholes.

The support for resource distances applied to the project is:

[ ]   The long ranges of the structures of the variograms,

[ ] The confirmation of the exploration variograms from the production blast hole variograms.

[ ]   The mining experience at the property,

[ ] The insensitivity of the distance discriminator (increasing the range from the first structure at 23 to 30 meters changes the indicated material by about 10 percent).

[ ]   The minimal component of inferred material in the pit design.

Given the above observations, PAH accepts the LDI definitions for measured, indicated and inferred resources. The Statement of Resource was provided earlier under Section 17.2.

17.8  CUTOFF GRADE SELECTION

The cutoff grade basis for the AGRA Simons report of October 2000 was stated based upon a 0.7 g/t Pd cutoff, which is roughly consistent with a long-term palladium metal price of US$ 400 per

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.17
9296.02   September 12, 2003
ounce combined with the current LDI operating costs, recoveries, and smelter contracts. Further discussion of cutoff grade is developed under Section 17.10, Mineable Reserves.

TABLE 17-8
NORTH AMERICAN PALLADIUM - LAC DES ILES MINE
JUNE 2003 TECHNICAL REPORT
CUTOFF GRADE COMPUTATION - OPEN PIT AND UNDERGROUND
--------------------------------------------------------------------------------
METAL PARAMETERS
--------------------------------------------------------------------------------
       Metal                  Market       Mill     Smelter     NSR       Pd
       Symbol                 Price      Recovery   Payable   Royalty    Ratio
--------------------------------------------------------------------------------
        Pd             325.00    US$/oz    76.0%      90%       5%       1.000
        Pt             550.00    US$/oz    68.0%      90%       5%       0.114
        Au             325.00    US$/oz    75.0%      90%       5%       0.081
        Cu               0.85    US$/lb.   85.0%      90%       5%       0.037
        Ni               3.25    US$/lb.   37.0%      90%       5%       0.045
--------------------------------------------------------------------------------
CONCENTRATE PROPERTIES
--------------------------------------------------------------------------------
      265.00           Pd g/t     Estimated Concentrate Grade
      280.00        C$/dmt conc   Smelter, Transport and Refining Charges
--------------------------------------------------------------------------------
MINING AND PROCESSING COSTS
--------------------------------------------------------------------------------
                                  Unit
Cost                   Units      Cost                 Comments
--------------------------------------------------------------------------------
OP Mining Cost         C$/t-m      2.21    Operating Average
UG Mining Cost         C$/t-m     31.50    Operating Average
Milling Cost           C$/t-o      9.81    Includes power costs
G&A Cost               C$/t-o      1.58    General and Adminstrative Costs
--------------------------------------------------------------------------------
OPEN PIT CUTOFF GRADE *
--------------------------------------------------------------------------------
BREAKEVEN COST         C$/T-O     13.60   --------------------------------------
BREAKEVEN CUTOFF       G/T PD      1.11    includes by-product credits
--------------------------------------------------------------------------------
UNDERGROUND CUTOFF GRADE *
--------------------------------------------------------------------------------
BREAKEVEN COST         C$/T-O     42.89   --------------------------------------
BREAKEVEN CUTOFF       G/T PD      3.50    includes by-product credits
--------------------------------------------------------------------------------
*NOTE: CUTOFF GRADES ARE ROUNDED TO THE NEAREST TENTH OF A GRAM IN OPERATIONS
                                                       CUTOFFC.XLS!TAB17-8

The LDI deposit is polymetallic by nature, with economically recoverable credits for platinum, gold, copper, nickel and cobalt in addition to the palladium. The clear majority of value is derived from palladium, however, averaging about 75 percent of the total value per tonne of ore. Geochemical statistical correlations between the metals are sufficiently robust that grade control based on palladium only, corrected for by-products, should result in comparable net revenues. Previous PAH checks showed less than 1 percent difference in the total revenues of the contained metal value in the pit when comparing a net smelter return cutoff to a credit-adjusted palladium model.

Grade control at the level of plus-or-minus one-hundredth of a gram is considered impractical and exceeds the accuracy of both the assay capabilities and of the accuracy of the computer estimation. LDI therefore rounds the cutoff grade down to 1.1 g/t Pd for the surface and 3.5 g/t for underground operations.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.18
9296.02   September 12, 2003

PAH notes that an incremental cutoff can be defined for both the surface and underground operations, which ignores all or part of the mining costs. In both cases, the incremented cutoff would be less than the applied cutoff grade.

17.9  OTHER RESOURCE CONSIDERATIONS

PAH is not aware of any environmental or permitting restrictions that would materially affect the development of LDI. NAP controls sufficient land for the location of waste dumps, tailings dams, process plants and other requisite structures.

17.10 BLAST HOLE RECONCILIATION

NAP provided PAH with a representative set of blast hole information (Working blast hole dataset). PAH found a good reconciliation at LDI. To validate the reconciliation, PAH compared the grade of the blast hole to the block within which they fell, a process called "backmarking." For 27,253 blast holes backmarked at a cutoff of 0.001 gpt Palladium, the mean grade backmark was 2.07 gpt Pd, and the mean grade of the blast holes was 2.20 gpt Pd (i.e. blast hole grade was 106.2 percent of block model grade). PAH regard this overall reconciliation as good. However, when looking at the reconciliations by rock unit (Table 17-9), larger differences can be observed particularly within the Shear and Pyronxinite rock units. PAH suggests further review of reconciliations on a rock unit by rock unit basis to better understand these discrepancies between blast holes and blockmodels.

TABLE 17-9
NORTH AMERICAN PALLADIUM - LAC DES ILES MINE
BLASTHOLE RECONCILIATION (BACKMARKING)
-----------------------------------------------------------------------------------------
                                     BLASTHOLE    BLOCK MODEL   BLASTHOLES  CORRELATION
ROCK UNIT             # BLASTHOLES   AVE. GRADE   AVE. GRADE     AS % OF     COEFICIENT
                                      PD (GPT)     PD (GPT)       MODEL
-----------------------------------------------------------------------------------------
Shear                        4,206      3.97          6.9           58%         0.16
Pyroxinite                   3,340      3.42         1.15          297%         0.18
Gabbronorite                 4,146      2.08          1.6          130%         0.19
Gabbronorite Breccia             -        na           na           na            na
Heterolithic Gabbro         21,166      1.68         1.35          124%         0.45
-----------------------------------------------------------------------------------------
TOTAL                       32,858      2.20         2.07          106%         0.32
-----------------------------------------------------------------------------------------
                                                        17-8BH_VS_BLK_SUMMARY.XLS

Note: Some blastholes fall within blocks with multiple rock unit occurrences (Total # of Blastholes processed = 27,253)


17.11 PAH GLOBAL RESOURCE CHECKS

While the statistical checks can confirm the methods employed to build the model, PAH conducted a number of global checks on the completed resource model:

[ ] Loaded the LDI models into PAH computers for independent checks on data and results for both the open pit and underground project areas.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.19
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

[ ]   Compared basic statistics of blocks

[ ]   Reconciled the LDI provided blast hole data with the block model by rock

[ ]   Reconciled tonnage and grade of several underground stopes

In all cases, PAH found no material evidence of improper methods or applications. PAH considers that the LDI model has been constructed in compliance with accepted engineering practice and can be considered a reasonable global predictor of resources within the modelled area.

17.12  MINE PLAN AND MINEABLE RESERVES

Mine economic design assumptions were generally set out in Table 17-8, Cutoff Grades.

The underlying mine design for LDI is based on a combination of Lerchs-Grossman and Whittle 4X runs, which apply both mining economics and a time-value function to the ore production and waste stripping. The design developed by NAP is near optimal with respect to the net present value, which is the industry-recommended optimization basis. Pit plans are designed to appropriate slopes and adequate road widths (31 meters). Figure 17-8 is a depiction of the ultimate pit design.

17.12.1 DESIGN PARAMETERS

The pit geotechnical design parameters for LDI were developed by Sitka, Inc. and are materially unchanged from the AGRA Simons feasibility recommendations. The current pit design incorporates haulage roads of sufficient width to accommodate the larger trucks on site. The slope and design parameters are included in Table 17-10.

PAH has reviewed the slopes and ramps incorporated into the design and has found them to be in compliance with the recommendations.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.20
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 17-8
                           ULTIMATE PIT CONFIGURATION



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.21
9296.02   September 12, 2003

TABLE 17-10
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
AUGUST 2003 TECHNICAL REPORT
PIT DESIGN PARAMETERS

----------------------------------------------------------------------------------------------------------------
PIT SLOPE SPECIFICATIONS
----------------------------------------------------------------------------------------------------------------
PIT DEPTH - SURFACE TO 350 M MSL
----------------------------------------------------------------------------------------------------------------
                                    Inter-ramp   Batter or     Catch    Main Catch   Dist below  Width of 2nd
                Zone                   Angle     Face Angle   Interval    width       2nd Catch     Catch
----------------------------------------------------------------------------------------------------------------
              East Wall             65(degree)   90(degree)     40 m      15.7 m        16 m         3 m
     West Wall in Hetero. Gabbro    62(degree)   80(degree)     40 m      14.0 m        16 m         3 m
      West Wall in West Gabbro      60(degree)   80(degree)     40 m      15.9 m        16 m         3 m
              North Wall            60(degree)   80(degree)     40 m      15.9 m        16 m         3 m
              South Wall            60(degree)   80(degree)     40 m      15.9 m        16 m         3 m
----------------------------------------------------------------------------------------------------------------
PIT DEPTH BELOW 350 M MSL
----------------------------------------------------------------------------------------------------------------
                                    Inter-ramp   Batter or     Catch    Main Catch   Dist below  Width of 2nd
                Zone                   Angle     Face Angle   Interval    width       2nd Catch     Catch
----------------------------------------------------------------------------------------------------------------
              East Wall             55(degree)   90(degree)     32 m      19.4 m        16 m         3 m
     West Wall in Hetero. Gabbro    54(degree)   80(degree)     32 m      17.4 m        16 m         3 m
      West Wall in West Gabbro      52(degree)   80(degree)     32 m      19.2 m        16 m         3 m
              North Wall            52(degree)   80(degree)     32 m      19.2 m        16 m         3 m
              South Wall            52(degree)   80(degree)     32 m      19.2 m        16 m         3 m
----------------------------------------------------------------------------------------------------------------
HAUL ROAD DESIGN SPECIFICATIONS
----------------------------------------------------------------------------------------------------------------
             Description               Spec      Comments
----------------------------------------------------------------------------------------------------------------
              Max Truck                7.7 m     186 t
              Road width                31 m     Narrower at bottom
              Road Grade                10%      Steeper at bottom
----------------------------------------------------------------------------------------------------------------
* Catch refers to a catchment bench offset.                                          CUTOFFC!PITSPEC

PAH notes that the design of the LDI pit meets, and in some respects exceeds, the standard of practice for the mining industry. While larger pits would show more ounces at LDI, they would not yield higher returns, indicating a responsible approach to the mine design.

17.12.2 DILUTION

NAP has applied a basic dilution strategy on a selective basis to the reserve model. With the higher-grade shear and gabbronorite rock types, grades are diluted by 10 percent. Within the other ore-bearing rock units, material is diluted by 10 percent with the diluting material assumed at a 0.4 g/t palladium grade (the average grade of the waste material). Mining recovery in all cases is assumed at 90 percent.

17.12.3 STATEMENT OF RESERVES

The reserves remaining at LDI are summarized in Table 17-11.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      17.22
9296.02   September 12, 2003


ABLE 17-11
NORTH AMERICAN PALLADIUM, LTD - LAC DES ILES PROJECT
RESERVES REMAINING AS OF JUNE 30, 2003
------------------------------------------------------------------------------------------------------------------------------------
           Confidence        Ore      Pd      Pt      Au     Cu      Ni      Pd        Pt        Au         Waste          Total
                            000 -
            Category        tonnes    g/t     g/t     g/t    %       %     000 ozs   000 ozs   000 ozs   000 - tonnes   000 - tonnes
------------------------------------------------------------------------------------------------------------------------------------
OPEN PIT
Proven                      25,271    1.79    0.20    0.14   0.06    0.08   1,457      161       117
Probable                    11,206    2.17    0.23    0.17   0.07    0.08     781       82        60
                           -------   -----   -----   -----  -----   -----  ------    -----     -----    ----------------------------
TOTAL PROVEN & PROBABLE     36,477    1.91    0.21    0.15   0.06    0.08   2,238      243       177        56,974         93,451
Stockpiles (measured)        2,535    1.65    0.17    0.14   0.05    0.08     134       14        11    ----------------------------
                           -------   -----   -----   -----  -----   -----  ------    -----     -----
TOTAL OPEN PIT RESERVES     39,012    1.89    0.21    0.15   0.06    0.08   2,372      257       188

------------------------------------------------------------------------------------------------------------------------------------
UNDERGROUND
Proven                                   -       -       -      -       -       -        -         -
Probable                     4,978    5.86    0.35    0.29   0.06    0.07     938       56        46
                           -------   -----   -----   -----  -----   -----  ------    -----     -----    ----------------------------
TOTAL PROVEN & PROBABLE      4,978    5.86    0.35    0.29   0.06    0.07     938       56        46           617          5,595
                                                                                                        ----------------------------
TOTAL UNDERGROUND RESERVE    4,978    5.86    0.35    0.29   0.06    0.07     938       56        46

------------------------------------------------------------------------------------------------------------------------------------
       COMBINED SURFACE &
          UNDERGROUND
------------------------------------------------------------------------------------------------------------------------------------
Proven                      25,271    1.79    0.20    0.14   0.06    0.08   1,457      161       117
Probable                    16,184    3.30    0.27    0.20   0.07    0.08   1,719      138       107
                           -------   -----   -----   -----  -----   -----  ------    -----     -----    ----------------------------
TOTAL IN-PLACE RESERVE      41,455    2.38    0.22    0.17   0.06    0.08   3,176      299       223        57,591         99,046
Stockpiles (measured)        2,535    1.65    0.17    0.14   0.05    0.08     134       14        11    ----------------------------
                           -------   -----   -----   -----  -----   -----  ------    -----     -----
TOTAL RESERVE               43,990    2.34    0.22    0.17   0.06    0.08   3,310      313       234
------------------------------------------------------------------------------------------------------------------------------------
Notes

1.    The open pit reserves and resources were calculated at a cut-off grade of 1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.

2.    The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term
      Palladium price of US$400 per ounce.

3.    The underground reserves and resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.

4.    The underground reserves were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the
      Modified Phase IV pit design.

5.    The underground resources were restricted to the Offset zone and to a 30 metre envelope around the Main High-Grade zone.

------------------------------------------------------------------------------------------------------------------------------------
Pincock, Allen & Holt                                                                                                          17.23
9296.02   September 12, 2003

18.0  OTHER RELEVANT DATA AND INFORMATION

PAH notes that geotechnical work used in this report was originally developed by Sitka Inc. and Dr. David Stone, in a report dated April 2000. Dr. Stone was employed by PAH but was not involved in the preparation or review of this report.

PAH is not aware of any relevant data or information not already presented in this report.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       18.1
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

19.0  INTERPRETATION AND CONCLUSIONS

The primary risk to LDI remains with long-term metal prices. At prices below $325.00/ounce for Palladium, the underground mine economics become increasingly marginal. At prices below $300, the project economics for the open pit deteriorates as well. Short-term metal prices are adequately covered within the existing contracts held by NAP with the smelters and the consumers. Long-term prices are harder to predict, relying upon the balance between supplies and what appears to be a growing demand.

The cash flow predicted by LDI is well supported by historical operating costs and process recoveries. The majority of capital has now been spent, and the resources and reserves are backed up with extensive production reconciliation. As a result, PAH feels that the engineering risk of the project is minor.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       19.1
9296.02   September 12, 2003

20.0  RECOMMENDATIONS

The LDI is a mature project with substantial production history. PAH can offer no recommendation from an operating perspective that is not already under consideration by LDI staff.

The Roscoe Postol pre-feasibility study for the underground mine recommends that further testwork be conducted on the use of mill tailings for hydraulic backfill. PAH concurs with this recommendation.

NAP metallurgical staff are continuing to focus on improving plant throughput rate and palladium recoveries to meet the future projections. PAH recommends that NAP continue their planned metallurgical testing programs and investigations to achieve the long-term plant goals.

--------------------------------------------------------------------------------
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

21.0  REFERENCES

AGRA Simmons, May 2000, DETAILED FEASIBILITY STUDY, NORTH AMERICAN PALLADIUM
LTD.

Dunning, G.R., 1979 THE GEOLOGY AND PLATINUM-GROUP MINERALIZATION OF THE ROBY ZONE, LAC DES ILES COMPLEX, NORTHWESTERN ONTARIO, unpublished MSc thesis, Carlton University.

Macdonald, A.J. and Cherry, M.E., 1988, THE PLATINUM GROUP OF ELEMENTS IN ONTARIO, Ontario Geological Survey, Open File Report 5681

North American Palladium, MARCH 2000 UPDATE OF THE LAC DES ILES RESOURCES AND RESERVES, April 12, 2001, by LDI staff.

Lac des Iles Mine Operations Monthly Reports, January 2000 through June 2003. LDI staff.

Pincock, Allen and Holt, DUE DILIGENCE AUDIT AND REVIEW OF THE NORTH AMERICAN PALLADIUM DETAILED FEASIBILITY STUDY, June 15, 2000, PAH staff.

Pincock, Allen and Holt, Various site visit reports dated from July 2000 to July 2003.

Pincock, Allen and Holt, REVIEW OF LAC DES ILES EXPANSION MARCH 2001 RESOURCE AND RESERVE UPDATE, April 20, 2001, PAH staff.

AGRA Simons Monthly Project Reports for 2000 and 2001.

AGRA Simons, NORTH AMERICAN PALLADIUM, LTD. - LAC DES ILES DETAILED FEASIBILITY STUDY, May 2000.

Rosco Postle Associates, Inc. - Pre-Feasibility Study for Underground Mining at Lac des Iles Mine, August 2003.

Reference to the above documents also includes the electronic spreadsheets, maps and text included with the publications.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       21.1
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

22.0   ADDITIONAL REQUIREMENTS FOR PRODUCING PROPERTIES

LDI is an operating mine with over nine years of production experience, during which approximately 23.6 million tonnes of ore have been mined, along with approximately 57.7 million tonnes of waste. The mine is operated using conventional hard-rock open pit methods, consisting of a conventional drill-blast-load-haul cycle. Historically, the mine was operated with hydraulic shovels and 70-tonne trucks, but an expansion in 2001 increased the overall size of the operation to larger hydraulic shovels and 190-tonne trucks. In the 4th Quarter of 2003 LDI plans to start development of an underground mine to tap the high-grade ore zone beneath the ultimate bottom of the open pit.

The metallurgical process relies on a traditional sulphide flotation process, producing a copper/ nickel/palladium/platinum/gold concentrate that is subsequently shipped to either Falconbridge or Inco for smelting. Other than hard rock and some issues with metal recovery, the operation faces no unusual challenges. As with mining, the mill capacity was expanded in 2001, with a new milling facility rated at 15,000 tonnes per day versus the original plant capacity of 2,400 tonnes per day.

Mining will take place at an average rate of 9.2 million ore tonnes per year during the period of 2004 to 2008 from a combination of open pit and underground mining, with mine-out of the open pit taking place in 2008. Underground mining will contribute 3,650,000 tonnes of high-grade ore during the period 2005 to 2008. After the open pit is mined out in 2008, until the underground reserve is mined out in 2011, an additional 730,000 tonnes per year of high-grade ore will be produced from the underground portion of the Roby high-grade ore zone. The total schedule calls for milling 43.9million tonnes of material completing in 2011, with feed from underground mining and stockpiles after 2008.

22.1   MINING OPERATIONS

LDI is presently operating as an open-pit mine, which provides all feed to the mill. An underground mine is under consideration and is in advanced stages of planning.

22.1.1 OPEN PIT MINE

The Lac des Iles open pit is a conventional hard-rock mining operation consisting of a typical drill-blast-load-haul process. The mine/mill camp is operated on a drive-in drive-out basis with two 12-hour shifts per day, 7 days per week. Operations are scheduled 365 days a year.

Drilling is accomplished with a fleet of four Driltech D55SP units drilling a variable pattern averaging 5.2 by 6.0 meters, using a 9-inch bit. The rock at LDI is unusually hard, resulting in higher-than-average drilling and blasting costs. Blasting is accomplished using commercial emulsion explosives.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.1
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

Loading is managed primarily with two hydraulic shovels, a Komatsu PC 5500 with a 23 cubic-meter bucket, and a Komatsu PC4000 with a 21-cubic-meter bucket. Backup loading is accomplished with a Komatsu WA1200 wheel loader with a 20-cubic-meter bucket. The haulage fleet is comprised of a fleet of eight Komatsu 730E 190-tonne haul trucks. Mine roads, stockpiles and waste dumps are managed with a combination of large bulldozers, and graders. The mining fleet is adequate for current production schedules.

22.1.2 UNDERGROUND MINE

At the end of January, 2003 LDI commissioned Roscoe Postle Associates, Inc (RPA) to perform a pre-feasibility study for the underground mining of the resource in the Roby High Grade zone, located below the ultimate pit bottom in the Roby deposit based on the modified Phase IV pit model. The resource contains 4.9 million tonnes at a cutoff grade of 3.5 g/tonne Pd (4.0 g/tonne Pd equivalent) at a Pd price of US$325 per ounce. The resource starts at the 209-meter level and extends to the -130-meter level, for a total dip length of 339 m and has a maximum strike length of 440 m. The ore zone ranges in width from 2 to 34 meters averaging 11 meters, it dips from 70 to 80 degrees with some areas having dips below 60 degrees. Based on observations of conditions in the open pit and examination of core, ground conditions in the underground workings are expected to be very good resulting in a minimal amount of ground support.

The underground production would be processed as incremental mill feed utilizing the current mill capacity of 15,000 tonnes per day until the Roby pit reaches ultimate depth in 2008. After the completion of open pit mining the mill will be processing stockpiled material for an additional three years. Allowing for pre-production development an eight-year mine life is scheduled for the underground operation. Using a 2,000 tonne of ore per day production rate (730,000 tonne per year) the underground resource will be extracted in the mine life, providing that a decision to proceed with the underground mine is made in 3Q 2003.

RPA determined that the most economical access for the underground deposit is a decline from the lowest point in the open pit with transfer of ore from underground trucks to open pit trucks as soon as possible in the haulage cycle. The mine plan allows for development of a lower portal in year three of the mine life after the pit is mined deeper. By doing this, the economic range of the underground haul trucks is extended to the bottom of the orebody. Ventilation will be provided by three raises driven from underground to the surface in the area west and outside the open pit limit.

The mine design includes the use of primarily traverse and longitudinal longhole stoping with hydraulic fill. RPA expressed some concern about the use of hydraulic fill utilizing the tailings stream from the mill because of the fineness of the material and recommends that more testing be done before the fill system design is finalized.

The level interval for the mine is 30 m floor to floor. A 20 m crown pillar will be left between the top level (190) of the underground mine and the bottom of the open pit (209). Transverse longhole stopes will be used where the orebody exceeds 10 m thickness. Stope dimensions will be

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.2
9296.02   September 12, 2003
nominally 20 m on strike and 30 m high by orebody width. Longitudinal longhole stopes will be used where orebody width is less than 10 m. Longitudinal stopes will be nominally 40 m along strike and 30 m high by the width of the orebody. Some mechanized cut and fill stopes will be developed in areas where the deposit dips less than 60 degrees.

The number of stopes in operation at any one time is initially planned to be three with the number increasing to a maximum of six during the majority of the mine life. The majority of the mining will take place in the southern half of the mine where the orebody is thickest and the grades are highest. RPA calculated dilution for each stoping method by adding hangingwall, footwall and fill material to the resource tonnage. The overall dilution for the deposit as estimated by RPA is 18%. Design extraction for the deposit is estimated to be 83%, with ore tied up primarily in the 20 m crown pillar and in the two sill pillars that are 15 m each.

RPA's pre-production schedule includes a 1.25-year period of development that results initially in three stopes available for the start of production. All mine development is planned to be completed by the end of year three. During the pre-development period an average of 302 tonnes of ore and 663 tonnes of waste will be generated per meter of advance.

Underground mining operations are planned for 365 days per year with hourly crews working 2 x ten hour shifts per day on a two-week on one-week off rotation. Manpower during production is estimated to be 98 people. Camp facilities will be expanded to accommodate the increased manpower.

Mining will be accomplished utilizing a fleet of mobile equipment that will include two electric hydraulic drill jumbos, one rockbolter, one ITH longhole drill, one emulsion truck, three 8-yard scooptrams and five 40t trucks. A variety of service and support vehicles will be utilized during the mining operation as well.

The capital cost estimate prepared by RPA covers the pre-production development period and is inclusive of all costs for the development of the underground mine required to produce 2,000 tonnes per day. RPA evaluated two cases as part of their study, 1) Base Case in which LDI does the mine development and production utilizing company equipment and labor; and 2) Second Case, the Contractor Case, in which a contractor provides mining services and equipment following the same mine plan. In the Base Case, pre-production capital is estimated to be C$37.3 million and sustaining capital is C$4.2 million. In the Base Case the mobile mining equipment is leased by the company and expensed as operating cost, thereby reducing initial capital outlay. In the Contractor Case (CC) pre-production capital is estimated to be C$41.9 million. The sustaining capital for the CC is C$2.0 million. In both cases there will be revenue of C$11.8 million during pre-production from ore generated during development and milled by LDI.

Operating costs were estimated by RPA for the seven-year period following the completion of preproduction development. The average operating cost for the production period in the Base Case was estimated to be C$50.04 per tonne milled. This cost includes mining, equipment lease costs,

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Pincock, Allen & Holt                                                       22.3
9296.02   September 12, 2003
ore haul, milling, power, and G&A. In the CC the operating cost is estimated to be $60.29 per tonne milled. In both cases 2003 LDI site budget costs were used for ore haul, milling, power outside the mine, and G&A. RPA compared the projected mining and total costs for the NAP project with actual costs from other mines in Canada of similar size and using similar mining methods and found them to be in the same range when adjusted for the extra costs attributed to the equipment lease. PAH also looked at mining costs at other Canadian operations and found them to be comparable to the costs projected by RPA.

RPA revenue projections for the project were based on the following assumptions:

[ ]   Palladium recovery at 77%

[ ]   Metal Prices

      o   Palladium         -US$325 per ounce

      o   Platinum          -US$550 per ounce

      o   Gold              -US$325 per ounce

      o   Copper            -US$0.85 per pound

      o   Nickel            -US$3.25 per pound

[ ]   No revenues were included for cobalt, as it was not considered material

[ ] Freight, treatment charges, refining charges and penalties were based on current terms with Inco and Falconbridge.

[ ]   Revenue is recognized at time of production

[ ]   NSR royalty of 5%.

[ ]   Exchange rate is C$1.00 =US$0.69

Using these parameters RPA calculated an average unit NSR value of the ore to be C$64.77 per tonne.

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Pincock, Allen & Holt                                                       22.4
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 22-1
                      PERSPECTIVE VIEW OF UNDERGROUND MINE
                                 (LOOKING NORTH)



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.5
9296.02   September 12, 2003

RPA performed a basic pre-tax cashflow analysis based on the underground production only. They stated that they did not take into account the entire property production plan including the impact on the open pit costs due to the decrease in pit production resulting from underground production. The undiscounted pre-tax cashflow for the Base Case totals C$37.4 million over the mine life and the NPV at 10 percent discount is C$15.8 million. Simple payback occurs in year 4.

The undiscounted pre-tax cashflow for the Contractor Case totals a negative $14.2 million. In all cases evaluated the Contractor Case is not economic.

A sensitivity analysis of pre-tax NPV was completed by RPA for the Base Case for palladium price, operating costs, exchange rate and capital costs. The project was found to be most sensitive to palladium price, followed by the exchange rate. In the base case the project would break even, at a 10% discount, at a US$300 per ounce Palladium price.

LDI currently plans to commence development of the underground mine at the beginning of the 4th Quarter of 2003. LDI is going to internally manage the mine development with the exception of the ventilation raises, using a leased mobile equipment fleet. PAH has reviewed the RPA pre-feasibility and the LDI production schedule for the underground operation. The RPA study was found to be done according to accepted engineering practice with realistic and achievable development and production goals. RPA does recommend, and PAH concurs, that additional test work needs to be done to determine if hydraulic fill can be used utilizing the tailing stream from the LDI mill. PAH notes that the LDI underground production schedule during predevelopment indicates that ore will be produced in 2003, this was due to an error, so no ore will be produced until the end of the 3rd Quarter of 2004. This will have no impact on the projected cash flows on the project.

22.2  METALLURGY

LDI constructed a new mill that was commissioned the 2nd quarter of 2001. The following discussion describes the general layout and operation of the new mill.

Most of the mill-feed material is dumped directly into the primary crusher. Run-of-mine rock can be dumped in stockpiles as is much of the low-grade material.

The run-of mine material is passed through a new 54" x 74" primary crusher and is conveyed to a coarse-ore stockpile, 18,000 tonnes of which is considered "active," or available without support dozing.

Material is reclaimed from the coarse-ore stockpile and is fed to a 9.1 by 4.3 meter SAG (Semi-Autogenous Grinding) mill. A portion of the stockpiled material is reclaimed by a front-end loader and crushed in two stages to minus 3/4" and combined with the coarse-crushed material being conveyed to the SAG mill. The SAG mill is powered by a 6,340 kW motor. Oversize material is sent to a pebble crusher, while undersize material is sent to one of two ball mill grinding circuits, each with a 6.1 by 10.4 meter ball mill driven by a 6,340 kW motor and associated pumps and

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.6
9296.02   September 12, 2003
cyclone classifiers. Product from the grinding circuit, cyclone overflow, is 80 percent passing 74 microns.

The ground rock from the ball mills is sent to two 50-cubic-meter rougher flotation tank cells, the product of which is further reduced to 80 percent passing 30 microns in a VTM200 tower mill, then pumped to the old mill for 2nd cleaner flotation, passed to a 1.7 x 11 meter column flotation cell. Overflow from the column is sent to the concentrate thickener, and the underflow is sent to the scavenger section.

Rougher flotation tailing flows to the scavenger flotation section that consists of two banks of seven each 130-cubic meter flotation tank cells. Scavenger flotation tailing reports to the tailings dam, while scavenger flotation concentrate is either sent directly to the scavenger-cleaner flotation circuit (1st Cleaners) or further ground in a tower mill.

The 1st Cleaners consist of nine 38-cubic-meter cells. The 1st Cleaner concentrate is also pumped to the old mill for the second stage of cleaning. The resulting 2nd Cleaner product is pumped back to the new mill finished in a configuration of three column cells and eight mechanical cells.

The final concentrate is dewatered in a 17-meter diameter high-rate thickener, feeding approximately 60 percent solids to two Larox pressure filters. The dewatered concentrates average 11 percent moisture. The concentrate is trucked to the smelters.

Figure 22-2 presents the current mill flow diagram.

22.3  PRODUCTION SCHEDULE

The production schedule for LDI is comprised of separate schedules for mine production and mill feed due to the stockpiling regimen. Table 22-1 is a yearly summary of the mine and mill production schedules for LDI from 2003 through completion of mining in 2008 and stockpile depletion in 2011.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.7
9296.02   September 12, 2003

                                      [MAP]




                                   FIGURE 22-2
                              PROCESS FLOW DIAMGRAM



--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                       22.8
9296.02   September 12, 2003

TABLE 22-1
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
MINE AND MILL PRODUCTION SCHEDULE
-----------------------------------------------------------------------------------------------------------------------------------
 Description     Units  Stockpiles   2003*    2004    2005     2006     2007     2008    2009     2010    2011   2012    Totals
-----------------------------------------------------------------------------------------------------------------------------------
MINE PRODUCTION SCHEDULE
-----------------------------------------------------------------------------------------------------------------------------------
  Open Pit                                         OPEN PIT PRODUCTION
-----------------------------------------------------------------------------------------------------------------------------------
  Total Ore       DMT      9,199     4,101   8,117   8,677    9,499    8,167    8,639                                      47,200
     Pd           g/t      1.174     2.053   1.731   1.359    1.452    1.624    2.001                                       1.665
     Pt           g/t      0.137     0.185   0.171   0.177    0.204    0.192    0.200                                       0.189
     Au           g/t      0.101     0.172   0.140   0.101    0.113    0.137    0.170                                       0.135
     Cu            %       0.410     0.067   0.066   0.052    0.056    0.059    0.071                                       0.061
     Ni            %       0.062     0.080   0.078   0.066    0.070    0.074    0.084                                       0.075
-----------------------------------------------------------------------------------------------------------------------------------
   Waste          DMT                6,882  11,563  13,120   10,497    9,623    5,289       -        -       -      -      56,974
-----------------------------------------------------------------------------------------------------------------------------------
Total Mined       DMT               10,983  19,680  21,797   19,996   17,790   13,928       -        -       -      -     104,174
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
Underground                        U/G DEVELOPMENT                        UNDERGROUND PRODUCTION
-----------------------------------------------------------------------------------------------------------------------------------
Total Ore         DMT                    -     168     730      730      730      730     730      730     420              4,968
     Pd           g/t                4.499   6.163   6.179    6.066    5.561    5.738   6.055    5.686   5.590              5.866
     Pt           g/t                0.271   0.374   0.359    0.361    0.326    0.354   0.375    0.350   0.338              0.354
     Au           g/t                0.206   0.265   0.310    0.281    0.276    0.326   0.304    0.290   0.254              0.293
     Cu            %                 0.045   0.108   0.069    0.047    0.054    0.062   0.062    0.062   0.049              0.060
     Ni            %                 0.050   0.067   0.071    0.065    0.068    0.078   0.078    0.073   0.062              0.071
-----------------------------------------------------------------------------------------------------------------------------------
   Waste          DMT                  106     212     238       54        3        1       2        -       -      -         616
-----------------------------------------------------------------------------------------------------------------------------------
Total Mined       DMT                  106     380     968      784      733      731     732      730     420      -       5,584
-----------------------------------------------------------------------------------------------------------------------------------
MILLING SCHEDULE
-----------------------------------------------------------------------------------------------------------------------------------
Total Mill Feed   DMT                2,668   5,307   5,475    5,475    5,475    5,490   5,475    5,475   3,150             43,990
     Pd           g/t                2.317   2.321   2.479    2.362    2.544    2.711   2.648    1.705   1.688              2.341
     Pt           g/t                0.206   0.212   0.234    0.251    0.246    0.246   0.245    0.164   0.158              0.222
     Au           g/t                0.195   0.177   0.158    0.153    0.171    0.202   0.194    0.123   0.116              0.166
     Cu            %                 0.073   0.077   0.062    0.060    0.063    0.073   0.072    0.045   0.041              0.063
     Ni            %                 0.088   0.087   0.075    0.075    0.078    0.087   0.087    0.064   0.060              0.078
-----------------------------------------------------------------------------------------------------------------------------------
* 2003 production represents 6 months production only

-----------------------------------------------------------------------------------------------------------------------------------
Pincock, Allen & Holt                                                                                                          22.9
9296.02   September 12, 2003

22.4  RECOVERABILITY

The production forecast presented above is consistent with the latest mill performance discussed in Section 16, with suitable deductions for lab to operation scale recoveries. NAP forecasts palladium recoveries of 76 percent over the project life. Recoveries for other metals average 68 percent for platinum, 75 percent for gold, 85 percent for copper, 36 percent for nickel and 15 percent for cobalt. PAH considers these recoveries to be realistic.

22.5  CONTRACTS / OPERATING COSTS

Contracts for operation at LDI are limited to minor specialized drilling. LDI conducts mining activities in-house. NAP has developed operating costs in detail and has used these costs as a basis for extrapolating costs over the mine life. Mine costs are adjusted for the length of haul over time. Processing and Administrative costs are relatively fixed over time.

22.6  MINING COSTS

Mining costs are developed on a unit of production basis (meters for drilling, tones for blasting, operating hours for loading, hauling, and pit maintenance). Administrative costs have been derived from expected manpower and miscellaneous costs. Equipment operating costs include escalators for higher maintenance costs on older equipment. Forecast mining costs generated in June of 2003 for LDI range from C$1.81 per tonne mined in 2005 to a high of C$2.48 in 2008 with an overall average of C$2.21 over the life of the open pit mine (2003 through 2008). LDI forecast mining costs for the combination of open pit and underground mining range from C$1.95 per tonne mined in 2004, during the period when underground development is taking place, to a high of C$4.23 per tonne mined in 2008 at the present projected end of the open pit production. During the period of 2009 to 2011, when mining will be taking place only in the underground portion of the mine, production costs are projected to average C$38.00 per tonne mined. This includes the cost of rehandle for the low grade stockpiles and other mine costs that would have been charged to the combined open pit and underground operation. The overall average life of mine (2003 to 2011) cost per tonne mined for the combination open pit and underground operation is projected to be C$3.73. PAH has reviewed these costs and finds them to be consistent with similar operations, and developed according to prudent engineering practice. Mining costs in the open pit operations at LDI have averaged C$1.94 per tonne mined over the period from 2001 through June 2003, this provides additional support for the LDI cost estimates.

22.7  MILLING COSTS

Milling costs are developed from consumable requirements, manpower, electrical power, contractor costs and reagent consumption costs on a per-tonne processed basis. Milling costs are projected to average from C$9.81 per tonne ore over the remaining life of the project with the current costs of C$10.40 to be reduced gradually over time to the projected level.

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Pincock, Allen & Holt                                                      22.10
9296.02   September 12, 2003

22.7.1 SMELTING, REFINING AND TRANSPORTATION

Concentrates from LDI are shipped via highway to the smelter(s) of Inco and Falconbridge. These shipments are handled by independent carriers at an average of C$65.00 per tonne hauled.

NAP metals concentrates are processed by smelters owned by Inco and Falconbridge under smelting and refining agreements with those two companies. Currently 27.5 percent is shipped to Inco and 72.5 percent is shipped to Falconbridge. The terms and conditions contained in these contracts are considered to be within industry standards. The contracts include such standard provisions as concentrate treatment charges, metal payment deductions, refining charges and penalty charges and settlement periods. Treatment costs are expected to be $211.00/tonne; with penalties averaging $47.20/tonne gross.

Under a Palladium Supply and Purchase Agreement between North American Palladium Limited and a major automobile company, dated 4th day of February 2000, NAP agreed to sell all of its palladium production for a minimum five-year period, with subsequent yearly extensions, subject to mutual agreement. This agreement specifies that NAP will receive a minimum price for palladium of US$325 per ounce on 100 percent of production, and a maximum of US$550 per ounce on 50 percent of NAP's share of palladium production (after a 5 percent third party royalty share is deducted). The remainder of the palladium will receive market prices, subject to any hedging arrangements made by NAP (see Hedging).

22.8   HEDGING

According to the 2002 annual report, NAP hedges the price of its palladium production under a long-term contract with a major automotive manufacturer (the "Palladium Sales Contract"). The hedge price is based on the monthly average spot price for palladium with a floor price of US$325 per ounce for 100 percent of production and a ceiling price of US$550 per ounce for 50% of production. The remaining 50 percent of production is sold at market prices or the contract floor, whichever is higher. The Palladium Sales Contract expires on June 30, 2005. To augment the Palladium Sales Contract NAP arranged in 2001 for forward sales on 100,800 ounces of palladium, 50,400 ounces at US$945 per ounce in 2002 and 50,400 ounces at US$899 per ounce in 2003 for an average price of US$922 per ounce.

22.9   MARKETS

NAP metal output is shipped in the form of metal-bearing concentrates processed by smelters. Saleable metals in NAP concentrates include palladium, platinum, gold, copper, nickel and minor cobalt. Of these metals, palladium is by far the most important contributor to NAP revenue, comprising 75 percent of total revenues.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      22.11
9296.02   September 12, 2003

All of these metals except cobalt have well-established markets. Cobalt markets are relatively confined compared with the other metals; however, cobalt contributes only a minor portion of NAP's revenues, less than 0.5 percent.

22.9.1 METAL PRICES

Metal price assumptions used by NAP for this Technical Report differ considerably from the technical report of May 2001. Palladium prices, which comprise approximately 75% of the value of the project, have fallen from over US$ 500 per troy ounce to the present levels of US$174 per ounce (August 11 spot market price). Table 22-2 provides a summary of metal prices from the initial technical report, the prices used in the updated report, and spot market metal prices. Figure 22-3 plots the historical prices of palladium and platinum.

TABLE 22-2
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SUMMARY OF METAL PRICES
-----------------------------------------------------------------------
                                     2000      CURRENT    LME SPOT
  METAL               UNITS         REPORT     REPORT     11-AUG-03
-----------------------------------------------------------------------
Palladium      Pd     US$/oz        400.00     325.00        174.00
Platinum       Pt     US$/oz        405.00     550.00        690.00
Gold           Au     US$/oz        320.00     325.00        359.00
Copper         Cu     US$/lb          1.00       0.85          0.80
Nickel         Ni     US$/lb          3.50       3.25          4.09
-----------------------------------------------------------------------

In general, the metal prices used by NAP are either conservative or reasonable in the context of current market conditions. Palladium is a clear exception to this conservatism; however, NAP feels that the higher price is justified for the following reasons:

[ ] NAP maintains a hedging position (as specified earlier in this section) that provides a minimum price of US$325 per troy ounce through June 2005.

[ ] Platinum is commanding a price of $690 per ounce, which, as a substitute for palladium, should force consumption patterns toward the less expensive option.

[ ] Current palladium prices are felt to have fallen below sustainable market levels as a result of an over-correction following the US$1000 prices of early 2001.

[ ] Other palladium forecasters are basing long range plans on $300 per ounce or better.

It is important to note that long-range metal price forecasting for any commodity is by nature more art than science. Given the long lead-time between present reporting and the completion of the hedging positions, PAH has no basis to disagree with the NAP forecasts.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      22.12
9296.02   September 12, 2003

       ------------------------------------------------------------------


                           HISTORICAL PALLADIUM PRICE




                                     [CHART]



       ------------------------------------------------------------------








       ------------------------------------------------------------------


                            HISTORICAL PLATINUM PRICE




                                     [CHART]




       ------------------------------------------------------------------


                                   FIGURE 22-3
                           HISTORICAL METAL PRICES FOR
                              PALLADIUM & PLATINUM

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      22.13
9296.02   September 12, 2003

22.10 ENVIRONMENTAL CONSIDERATIONS

NAP has filed a closure plan with the Ontario Ministry of Northern Development and Mines (MNDM). In conjunction with the MNDM, NAP has established a trust fund pursuant to the closure plan. The mine closure plan calls for a total amount of C$7.8 million to be accumulated in the trust fund in order to allow for the eventual clean-up and restoration of the mine site. The value of the closure fund was established using a reclamation plan developed by Wardrop Engineers, Inc. PAH has not reviewed this plan; however, all permits are in place.

Closure and reclamation will consist of the following:

[ ] The surface facilities (mill, crushing plant, shops, offices and camp) are to be either dismantled for salvage or demolished and removed. Concrete foundations are to be excavated to grade and disposed of on-site. Roads will be prepared and revegetated. Vent shafts for the underground mine will be capped and sites reclaimed.

[ ] Waste rock dumps are to be regraded to 2 to 1 (horizontal to vertical) slopes. Topsoil is stockpiled on site. The current Closure Plan indicates fine materials will be spread on the dumps to promote vegetative growth to the extent possible.

[ ] The mine pit will be allowed to flood, possibly with the flooding rate accelerated through pumping of water out of nearby lakes. Boulder fences would be constructed around the pit for control of access. The underground mine will flood as this pit floods.

[ ] Closure of the Tailings Management Facility (TMF) will consist of selective discharge of tailings to form a non-impounding surface sloping to a discharge point to the water reservoir. The resulting tailings surface will be revegetated through direct vegetation of the tailings. After surface runoff from the tailings impoundment becomes of suitable quality for discharge without treatment, the water reservoir will be allowed to discharge through the spillway. Runoff from the closed TMF will then be allowed to discharge to the adjacent drainages.

As the mine progresses closer to closure, the overall detail of the closure plan will require refinement. However, from PAH's review, the overall closure concept is considered to follow proven and accepted industry practices. The difference in costs between the new reclamation plan and the feasibility plan are unlikely to materially affect project cash flow.

22.11 TAXES AND ROYALTIES

Income taxes applied to Canadian mining operations are levied at three levels:
(1) Ontario mining tax, (2) Ontario Provincial income tax, and (3) Federal income tax. Each level of tax requires separate tax depreciation pools (termed Capital Cost Allowances in Canada). In addition, there are taxes levied on capital employed in larger corporations. These are generally of much less significance than income and mining taxes for mining operations.

--------------------------------------------------------------------------------
Pincock, Allen & Holt                                                      22.14
9296.02   September 12, 2003

LDI has calculated income tax provisions on a corporate accounting basis which does not necessarily reflect the actual cash taxes which may be payable. LDI life-of-mine average tax rate is 34 percent of Net Earnings before tax. Although the total tax burden on mining operations in Ontario is greater than 40 percent, PAH believes that that 34 percent overall tax rate may be supportable due to the large tax pools available to LDI. The Lac des Iles operation has been in operation for some time and has seen significant capital expenditures in the past. LDI has significant, large existing tax pools and tax loss carry-forwards available to offset future taxes otherwise payable. The estimation of taxes using an accounting-based method may overstate the actual taxes payable in the early years of the cash flow projections.

22.12 OPERATING AND CAPITAL COSTS

LDI operating costs are summarized below in Table 22--3 over the life of the mine. These costs have been examined by PAH and are developed according to accepted engineering practice.

TABLE 22-3
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SUMMARY OF OPERATING COSTS
------------------------------------------------------------------------
        DESCRIPTION                      UNITS              TOTAL
------------------------------------------------------------------------
Tonnes Mined*                           t - 000            109,769
Tonnes Milled                           t - 000             43,990
------------------------------------------------------------------------
OPERATING COSTS - MINE LIFE
------------------------------------------------------------------------
Direct Mining                           C$ - 000           408,934
Direct Milling                          C$ - 000           282,383
Power                                   C$ - 000           149,050
Administration                          C$ - 000            69,611
------------------------------------------------------------------------
TOTAL                                   C$ - 000           909,979
------------------------------------------------------------------------
COST PER TONNE MILLED
------------------------------------------------------------------------
Direct Mining (Surface + UG)            C$/t - ore            9.30
Direct Milling                          C$/t - ore            6.42
Power                                   C$/t - ore            3.39
------------------------------------------------------------------------
Administration                          C$/t - ore            1.58
------------------------------------------------------------------------
Total                                   C$/t - ore           20.69
------------------------------------------------------------------------
COST PER TONNE MINED (2003-2011)
------------------------------------------------------------------------
Direct Mining (Surface + UG)               C$/t               3.73
------------------------------------------------------------------------
* Combination Open Pit and Underground Mining
------------------------------------------------------------------------
                                               G:/NAP/TABLE_12.3_SUMMARY


Capital costs for the operation are expected to be applied for sustaining / replacement purposes. LDI completed a C$225 million expansion of the mine and mill facilities in 2001.

LDI's planned development of the underground mine beneath the ultimate bottom of the Roby pit will require a projected capital expenditure of $37.3 million (Table 22-4) over a fifteen month period commencing in the 4th Quarter of 2003.

--------------------------------------------------------------------------------
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

TABLE 22-4
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
CAPITAL COST - UNDERGROUND MINE*
-----------------------------------------------------
              AREA              COST (C$'000)
-----------------------------------------------------
Mine Development                          8,774
Mobile Equipment                            982
Stationary Equipment                      1,946
Other Equipment                             735
Electrical                                1,804
Backfill                                  4,265
Buildings                                 2,954
Surface Services                             30
EPCM                                      1,075
Indirects                                 1,665
-----------------------------------------------------
SUBTOTAL                                 24,230
Owner Costs                              10,656
-----------------------------------------------------
SUBTOTAL                                 34,886
Contingency                               2,446
-----------------------------------------------------
TOTAL                                    37,332
-----------------------------------------------------
* owner mining using leased mobile equipment

22.12.1 SUSTAINING CAPITAL

Sustaining capital will be required for equipment additions to manage dam construction and expanded stockpile programs, as well as equipment replacement as the fleet ages over the life of mining operations. The tailings dam presently in place is considered a starting dam with expansion scheduled on an as-needed basis. Other sustaining capital will be required for normal wear on Administrative equipment and for the mill (i.e., computers, furniture, etc).

LDI estimates the following sustaining capital expenditures for the years 2003 through 2011.

TABLE 22-5
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SUMMARY OF SUSTAINING CAPITAL
-------------------------------------------------
Open Pit Mine                   C$14.3 million
Underground Mine                C$4.2 million
Mill                            C$6.8 million
Tailings                        C$4.3 million
Admin                           C$2.5 million
Total                           C32.1 million
-------------------------------------------------


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

22.13  CORPORATE CASHFLOW ANALYSIS

NAP has prepared corporate cashflow projections on an annual basis using proven and probable reserves only. These projections include annual estimates of ore tonnage mined and processed, grades, metal recoveries, smelter calculations, net revenue projections, royalties, and operating and capital costs and working capital changes.

In addition, such discretionary expenditures as exploration are also included, as well as certain other items that affect NAP corporate cashflow including corporate overhead expenses, interest income, interest expense, borrowing and debt repayments.

PAH has reviewed the Lac des Iles assumptions relating to production and costs and they are materially accurate. PAH has not reviewed the NAP corporate expenses or corporate tax provisions except in general terms and is unable to comment upon their accuracy or completeness.

The metal prices used in the cash flow have been discussed in the marketing section.

Annual projected cashflows are discounted at a rate of interest to account for the time value of money. The resulting discounted net cashflows are summed over the mine life to yield a Net Present Value or NPV. Table 22-6 below summarizes the effects on NPV at various discount rates of varying sustaining capital costs, operating costs, and metal prices by 20 percent up and down. The figures indicate that the Lac des Iles project is very robust. The Base Case cashflow projection is attached as Table 22-7.

Another common economic indicator, called an Internal Rate of Return (IRR), is defined as that discount rate which exactly generates a zero NPV. IRR is not useful as an indicator for the Lac des Iles expansion project because the project capital has largely already been spent, producing a possibly misleading IRR result.

22.13.1 PAYBACK PERIOD

Payback period is the length of time, usually expressed in years, from the start of commercial production of a new project for the initial project capital costs to be fully repaid out of after tax operating cashflows excluding debt service. The payback period parameter is most relevant for new mine developments.

For an operating mine, payback can be defined as the time required to pay back outstanding loans from operating cash flow. For NAP/LDI debts of approximately $80.4 million were outstanding as of June 30, 2003. According to NAP cash flow projections, these debts will be discharged before the end of 2005.

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

TABLE 22-6
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
SENSITIVITY TO COST, RESERVE AND PRICE CHANGE
---------------------------------------------------------------------------------------------------------
Discount                  CAPITAL           OPERATING COSTS        METAL PRICES         RESERVE GRADE
 Rate %     Base       +20%      -20%       +20%       -20%       +20%      -20%       +20%      -20%
---------------------------------------------------------------------------------------------------------
   0      260,934    243,092    278,776    119,828    402,041    475,605   46,263     450,826    71,043
   5      178,479    163,105    193,853     68,441    288,519    342,600   14,358     323,462    33,497
  10      123,321    109,832    136,810     35,435    211,207    251,821   (5,179)    236,679     9,963
  15       85,668     73,657     97,679     13,984    157,353    188,423  (17,087)    176,186    (4,849)
  20       59,503     48,680     70,326       (57)    119,063    143,219  (24,214)    133,141   (14,135)
---------------------------------------------------------------------------------------------------------

                            LAC DES LLES SENSITIVITY AT 10% DISCOUNT





                                             [CHART]





---------------------------------------------------------------------------------------------------------

NAP's current activities at Lac des Iles involve an expansion of an existing mining operation. Repayment of the capital for the Lac des Iles mine expansion is estimated to occur within approximately two years, a very short period due mainly to the large projected cashflows in the two years of project operation. Projects with quick payback are generally considered better than those with longer payback periods.

22.13.2 MINE LIFE

The mine life of the Lac des Iles mine, based on current projected milling rates and reported proven and probable reserves as of June 2003, is approximately 8 years, with a good possibility of an extension if current exploration programs are successful. LDI has an active exploration program. While it is difficult to predict the results of exploration programs, exploration programs near known reserves are typically more successful than grass-roots exploration.

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

TABLE 22-7
NORTH AMERICAN PALLADIUM - LAC DES ILES PROJECT
OPERATING BUDGET
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
                                          2003     2004      2005      2006     2007     2008     2009     2010     2011     TOTAL
------------------------------------------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN):
------------------------------------------------------------------------------------------------------------------------------------
OPERATIONS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Income                             (2,162)   8,825    (7,731)   (6,174)    (602)  14,895   12,566  (18,364) (11,883)  (10,631)
  Operating Items not involving Cash
    Amortization                         21,861   38,365    42,512    42,354   42,899   43,580   37,803   38,787   22,644   330,805
    Unrealized F/X  (Gain)/Loss           5,611        -         -         -        -        -        -        -        -     5,611
    Provsion for Mine Closure Costs         417      715       738       738      738      740      738      738      425     5,987
                                        -------  -------   -------   -------  -------  -------  -------  -------  -------

  TOTAL INCOME                           25,727   47,905    35,518    36,918   43,035   59,215   51,107   21,161   11,186   331,772
                                        -------  -------   -------   -------  -------  -------  -------  -------  -------  --------

  CHANGES IN NON-CASH WORKING CAPITAL     5,854   (5,396)  (11,216)    2,313  (11,270)  (1,264)  13,622   43,067   50,424    86,132
------------------------------------------------------------------------------------------------------------------------------------
                                         31,580   42,509    24,302    39,231   31,765   57,951   64,729   64,227   61,610   417,904
------------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
  Mine Closure Deposit                     (600)   (1200)    (1200)    (730)        -        -        -        -        -    (3,730)
  Obligations under Capital Leases         (833)    (432)     (362)       -         -        -        -        -        -    (1,627)
  Project Term Loan                     (22,430) (38,742)   (8,156)       -         -        -        -        -        -   (69,328)
  Payable to KFOC                             -        -   (16,675)       -         -        -        -        -        -   (16,675)
  Short Term Investments                  5,189        -         -        -         -        -        -        -        -     5,189
                                        --------------------------------------------------------------------------------------------
  SUBTOTAL FROM FINANCING ACTIVITY      (18,674) (40,374)  (26,393)    (730)        -        -        -        -        -   (86,171)
------------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES:
------------------------------------------------------------------------------------------------------------------------------------
  Sustaining Capital Additions           (8,885)  (7,079)   (2,035)  (2,035)   (2,035)  (2,035)  (2,000)  (1,500)    (250)  (27,854)
  Underground Project Capital Additions (12,444) (24,889)        -     (366)   (1,613)       -   (2,060)    (152)       -   (41,523)
  Exploration                            (1,422)       -         -        -         -        -        -        -        -    (1,422)
                                        --------------------------------------------------------------------------------------------
                                        (22,751) (31,968)   (2,035)  (2,401)   (3,648)  (2,035)  (4,060)  (1,652)    (250)  (70,799)
                                        --------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH              (9,845) (29,833)   (4,126)  36,100    28,118   55,916   60,669   62,575   61,360   260,934
------------------------------------------------------------------------------------------------------------------------------------
                                                                   FROM 'CASHFLOW-2003 RESOURCE INCOME STATEMENT.XLS'!CASHFLOW
                                                                   PAH-TABLES.XLS!BASE

------------------------------------------------------------------------------------------------------------------------------------
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

23.0  ILLUSTRATIONS

The illustrations supporting the various sections of the report are located within the relevant sections immediately following the references to the illustrations, for ease of reference. An index of tables and illustrations is provided at the beginning of the report.

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

24.0  CERTIFICATE OF QUALIFICATION


                            Gerald D. Crawford, P.E.
                           274 Union Blvd. Suite 200,
                            Lakewood, Colorado 80228
                               ph. (303) 986-6950
                               fax (303) 987-8907
                                 gdc@pincock.com
                                 ---------------

                              CERTIFICATE OF AUTHOR



I, Gerald D. Crawford, P.E., am a professional mining engineer under the employ of Pincock, Allen and Holt of 274 Union Blvd, Suite 200 in the city of Lakewood, Colorado, in the USA.

I am:

      1. A registered professional engineer in the states of Colorado (No. 30847), Florida (No. 47421) and Nevada (No. 9918) and a member of the Society of Mining, Metallurgy and Exploration (SME).

      2. I graduated from New Mexico Institute of Mining and Technology with a B.S. in Mining Engineering in 1977, and obtained a M.B.A. from the University of Nevada - Reno in 1985. I have practiced my profession continuously since 1977.

      3. Since 1977 I have been involved in mine design, mine management, and reserve estimation in both open pit and underground operations, involving copper, gold, uranium, phosphates, limestone, palladium, base metals and molybdenum, located in the United States, Canada, Mexico, Peru, Chile, Panama, Spain, Russia, Indonesia, Australia and Ghana.

      4. As a result of my education and experience, I am a "Qualified Person" as defined in National Policy 43-101.

      5. I am presently a consulting mining engineer with the international consulting firm of Pincock, Allen and Holt, and have been so since January 1995.

      6. My work on the review of North American Palladium commenced in late March of 2000, including site visits on May 3, 2000; July 17, 2000, October 24, 2000, January 22, 2001, and July 2003. During these visits and in subsequent review of operational reports, I have reviewed the construction of the resource models, the economic models, the mine designs, equipment requirements and production schedule of the project. I have previously monitored operating and capital costs regularly on behalf of the project lenders.

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

      7. This report was prepared under my supervision in consultation with technical specialists who are Qualified Persons who have also visited the mine at the same time as I have. Robert A. Hembree and Raul Borrastero have not visited the site.

      8. One of the Qualified Persons is Nelson King, Chief Process Engineer. Mr. King holds a B.S. in Metallurgical Engineering (1972) from the Colorado School of Mines. He has 30 years experience in operations management, design engineering, and metallurgy in the mining and minerals processing industry.

      9. The second Qualified Person is Darrel Buffington, P.E., Manager of Environmental Services and Principal Geotechnical Engineer. Mr. Buffington holds a B.S. in Civil Engineering (1978) and a M.S.
            (1980) from the University of Missouri-Rolla and is a registered professional engineer in the states of Colorado, Utah, Nevada and Montana. He has 21 years of experience in broad-scale civil and geotechnical engineering practice, including substantial experience in environmental review and permitting issues.

      10. The third Qualified Person is Robert A. Hembree, Associate Mining Engineer. Mr. Hembree holds a B.S. in Geology and Mining Engineering
            (1975) from New Mexico Institute of Mining and Technology. He has 28 years of experience in operations and engineering in the mining and construction industries, including substantial experience in underground mining and development.

      11. The fourth Qualified Person is Raul Borrastero, Senior Geologist. Mr. Borrastero holds a B.S. in Geology from the Universidad Nacional de Cordoba, Argentina, and a M.S. in Economic Geology from the University of Montana. He has 20 years of technical and supervisory experience in the underground and open pit mining industry from exploration through mine development and production of base metals, precious metals and industrial minerals.

      12. Some of the information respecting resources or information contained in the report has been provided by North American Palladium both on-site and via e-mail, at the direction of, President and CEO of North American Palladium, and by AGRA-Simons of Vancouver, B.C. The sources of all information are noted and referenced in the report. The information provided by the various parties is to the best of knowledge and experience correct.

      13. I am not aware of any material fact or material change with respect to the subject matter of this technical report that is not reflected in this report, the omission to disclose which would make this report misleading.

      14. I am independent of North American Palladium, Ltd. In accordance with the application of section 1.5 of National Instrument 43-101.

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

      15. I have read National Instrument 43-101, Forms 43-101F1. This report has been prepared in compliance with NI 43-101 and Form 43-101F1.
















Dated at Denver, Colorado, this 12th day of September 2003.


/s/ Gerald D. Crawford
-------------------------------
Gerald D. Crawford, P.E.

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Pincock, Allen & Holt                                                       24.3
9296.02   September 12, 2003